UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.                )

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EXTERRAN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXTERRAN HOLDINGS, INC.

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Exterran Holdings, Inc. to be held on April 28, 2015, in Houston, Texas. Your attendance at the meeting will give you the opportunity to meet members of our Board of Directors as well as our senior management team.

        The formal notice of the Annual Meeting, Proxy Statement and form of proxy that follow provide important information regarding the matters to be voted on at the meeting as well as information regarding other items of interest to our stockholders.

        Your vote counts. Your broker cannot vote your shares on certain matters without your instructions. Regardless of the size of your stockholdings, we want to see your shares represented at the Annual Meeting. Please vote your shares by one of the methods offered and explained in the Proxy Statement and on the enclosed proxy card. If you have access to the Internet, we urge you to vote your shares electronically.

        We look forward to seeing your ownership of Exterran represented at the 2015 Annual Meeting. Thank you for your support of and interest in Exterran.

Sincerely,

Mark R. Sotir
 Executive Chairman of the Board

March 17, 2015

EXTERRAN HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Exterran Holdings, Inc.:

        The 2015 Annual Meeting of Stockholders of Exterran Holdings, Inc., a Delaware corporation, will be held at 9:30 a.m. central time on Tuesday, April 28, 2015, at the corporate offices of Exterran located at 16666 Northchase Drive, Houston, Texas 77060, for the following purposes:

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  to elect thirteen directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

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  to ratify the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.'s independent registered public accounting firm for fiscal year 2015;

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  to conduct an advisory vote to approve the compensation provided to Exterran Holdings, Inc.'s Named Executive Officers for 2014; and

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  to transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has set the close of business on March 2, 2015, as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

        We encourage you to sign and return your proxy card, use the telephone or Internet voting procedures or attend the meeting in person so that your shares are represented.

By Order of the Board of Directors,

Donald C. Wayne
 Secretary

Houston, Texas
March 17, 2015

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on April 28, 2015

The Proxy Statement and annual report to stockholders are available at www.exterran.com and also where indicated on the proxy card that accompanies this notice.

i

EXTERRAN HOLDINGS, INC.
16666 Northchase Drive
Houston, Texas 77060

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 28, 2015

INFORMATION REGARDING THE ANNUAL STOCKHOLDERS' MEETING

        The Board of Directors has sent these proxy materials to you to solicit your vote at the Annual Meeting of Stockholders (the "2015 Stockholders' Meeting"). The meeting will begin promptly at 9:30 a.m. central time on Tuesday, April 28, 2015, at Exterran's corporate offices located at 16666 Northchase Drive, Houston, Texas 77060. This Proxy Statement and form of proxy are first being sent to stockholders on or about March 17, 2015, and are accompanied by our 2014 Annual Report. Exterran Holdings, Inc., a Delaware corporation, is also referred to in this Proxy Statement as "we," "us," "our," "Exterran" or the "Company."

Agenda

        The 2015 Stockholders' Meeting will be held for the following purposes:

Proposal No.	Description of Proposal	Page No. Where You Can Find More Information Regarding the Proposal

1	Election of thirteen directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified	3

2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015	29

3	Advisory vote to approve the compensation provided to our Named Executive Officers for 2014	32

        In addition, the meeting will be held to transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders Entitled to Vote

        Owners of our common stock, $0.01 par value per share, as of the close of business on the record date of March 2, 2015, are entitled to receive notice of and to vote at the 2015 Stockholders' Meeting. At the close of business on March 2, 2015, there were 68,923,955 shares of common stock outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the 2015 Stockholders' Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 16666 Northchase Drive, Houston, Texas 77060.

Quorum and Required Votes

        A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the 2015 Stockholders' Meeting. Under our Third Amended and Restated Bylaws and under Delaware law, abstentions and "broker non-votes" are counted as present in determining whether the quorum requirement is satisfied.

        A "broker non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange ("NYSE"), brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on any of the proposals other than Proposal 2, you will need to communicate your voting decisions to your bank, broker or other holder of record before April 28, 2015.

        Each proposal to be voted on at the 2015 Stockholders' Meeting is described in this Proxy Statement, as is the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the 2015 Stockholders' Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the 2015 Stockholders' Meeting.

How to Vote Your Proxy

        Because many stockholders cannot attend the meeting in person, it is necessary that a large number of stockholders be represented by proxy. You can vote your proxy by one of the following three methods:

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  over the Internet,

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  by calling a toll-free telephone number, or

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  by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

        You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the above methods. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available for voting the proxy. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Revocation of a Proxy

        A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Proxy Solicitation

        This solicitation is made on behalf of the Board of Directors. We will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, facsimile or in person by our employees, who will not receive additional compensation for any such solicitation. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS

        Thirteen directors are nominated to be elected to the Board of Directors (the "Board") at the 2015 Stockholders' Meeting, to hold office until our next annual meeting of stockholders or until their respective successors are duly elected and qualified. Each nominee has consented to serve as a director if elected.

Board of Directors' Recommendation

        The Board recommends that the stockholders vote "FOR" the election of each of the nominees to the Board as set forth in this proposal.

Vote Required

        A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee; however, our Corporate Governance Principles require that any nominee who receives a greater number of "withheld" votes than "for" votes must submit his resignation for consideration by our Board. Broker non-votes will not have any effect on the election of directors.

Nominees for Director

        Detailed information regarding each director nominee follows. Certain of the nominees listed below previously served as directors of Hanover Compressor Company ("Hanover") or Universal Compression Holdings, Inc. ("Universal") and were appointed to our Board on August 20, 2007, the effective date of a series of mergers among Hanover, Universal and certain of their subsidiaries that resulted in Hanover and Universal becoming our wholly owned subsidiaries. Current director Stephen M. Pazuk is not a nominee for re-election at the 2015 Stockholders' Meeting and is not listed below.

        As we announced in November 2014, we intend to separate our international contract operations, international aftermarket services and global fabrication businesses into an independent, publicly traded company ("Spinco") in the second half of 2015. On February 19, 2015, our Board increased the authorized number of directors from 9 to 13, effective April 28, 2015, in contemplation of certain of our directors resigning from our Board effective at the time of completion of the separation in order to join the board of directors of Spinco. Anne-Marie N. Ainsworth, Frances Powell Hawes, James H. Lytal, Richard R. Stewart and Ieda Gomes Yell are new nominees for election at the 2015 Stockholders' Meeting. We have not yet determined which directors will remain on our Board and which directors will join the board of directors of Spinco at the time of the separation.

Anne-Marie N. Ainsworth
Age 58
Director Nominee

Former President and Chief Executive Officer of the general partner of Oiltanking Partners, L.P.

Background

        Ms. Ainsworth served as President, Chief Executive Officer and director of the general partner of Oiltanking Partners, L.P. (a provider of terminal, storage and transportation services to the crude oil, refined petroleum and liquefied petroleum gas industries) and as President and Chief Executive Officer of Oiltanking Holding Americas, Inc. from November 2012 to March 2014. She previously served as Senior Vice President of Refining of Sunoco, Inc. (a petroleum and petrochemical manufacturer) from November 2009 to March 2012. Prior to joining Sunoco, Ms. Ainsworth was employed by Motiva

Enterprises, LLC, where she was the General Manager of the Motiva Norco refinery in Norco, Louisiana from 2006 to 2009. From 2003 to 2006, she was Director of Management Systems & Process Safety at Shell Oil Products U.S., and from 2000 to 2003 she was Vice President of Technical Assurance at Shell Deer Park Refining Company. Ms. Ainsworth is a director of Pembina Pipeline Corporation (a Canadian oil and gas pipeline company) and Seventy Seven Energy Inc. (a provider of wellsite services and equipment to exploration and production companies). Ms. Ainsworth holds a B.S. in Chemical Engineering from the University of Toledo and an M.B.A. from Rice University, where she served as an Adjunct Professor from 2000 to 2009.

Qualifications

        Ms. Ainsworth has extensive leadership experience in the oil and gas industry and familiarity with governance issues, having served as Chief Executive Officer of both public and private energy companies, as well as experience operating a portfolio of energy assets, which we believe make her well qualified to serve as a member of our Board.

D. Bradley Childers
Age 50
Director since April 2013
President and Chief Executive Officer, Exterran

Background

        Mr. Childers also serves as President, Chief Executive Officer and Chairman of the Board of Exterran GP LLC, the managing general partner of Exterran Partners, L.P., a master limited partnership in which we own an equity interest (the "Partnership"). Mr. Childers has held his current positions with us and Exterran GP LLC since December 2011, after having served, since November 2011, as Interim President and Chief Executive Officer of both companies and Interim Chairman of the Board of Exterran GP LLC. Prior to these elections, Mr. Childers served as our Senior Vice President since August 2007, President, North America of Exterran Energy Solutions, L.P. ("EESLP," our wholly owned subsidiary) since March 2008, and Senior Vice President of Exterran GP LLC since June 2006, as well as director of Exterran GP LLC since May 2008. Prior to the merger of Hanover and Universal in August 2007, Mr. Childers joined Universal in 2002 and served in a number of management positions, including as Senior Vice President of Universal and President of the International Division of Universal Compression, Inc. (Universal's wholly owned subsidiary). Prior to joining Universal, he held various positions with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002, including as Vice President, Business Development at Occidental Oil and Gas Corporation. Mr. Childers also serves as an officer of certain other Exterran subsidiaries. In addition, Mr. Childers serves on the board of directors of Yellowstone Academy (a non-profit organization). Mr. Childers holds a B.A. from Claremont McKenna College and a J.D. from the University of Southern California.

Qualifications

        Mr. Childers' day to day leadership as our Chief Executive Officer provides him with an intimate knowledge of our strategy, operations and global markets. His previous experience as President, North America of EESLP and as President of the International Division of Universal Compression, Inc. has provided him with worldwide experience in our business and a deep understanding of operational opportunities and challenges. Mr. Childers' business judgment, management experience and leadership skills are highly valuable in assessing our business strategies and accompanying risks. We believe this knowledge and experience make Mr. Childers well qualified to serve as a member of our Board.

William M. Goodyear
Age 66
Director since April 2013
Retired Executive Chairman, Navigant Consulting, Inc.

Background

        Mr. Goodyear retired as Executive Chairman of the Board of Navigant Consulting, Inc. (a specialized global consulting firm) on June 1, 2014, having served in that position since May 2000 and as its Chief Executive Officer from May 2000 through February 2012. Prior to December 1999, he served as Chairman and Chief Executive Officer of Bank of America Illinois and was President of Bank of America's Global Private Bank. From 1972 to 1999, Mr. Goodyear held a variety of assignments with Continental Bank, subsequently Bank of America, including corporate finance, corporate lending, trading and distribution. During his tenure with Continental Bank, Mr. Goodyear was stationed in London for five years to manage the bank's European and Asian Operations. He was Vice Chairman and a member of the Board of Directors of Continental Bank prior to the 1994 merger between Continental Bank and BankAmerica Corporation. Mr. Goodyear is a member of the Board of Trustees of the University of Notre Dame and the Museum of Science and Industry — Chicago, and he serves as Chairman of the Rush University Medical Center. Mr. Goodyear received a B.B.A. from the University of Notre Dame and an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Qualifications

        As the former Chief Executive Officer and former Executive Chairman of the Board of Navigant Consulting, Inc., Mr. Goodyear has significant business consulting experience, including with operational, risk management, financial, regulatory and dispute advisory services. As a former chief executive officer, he also has significant experience in management and business strategy, and as a former public company chairman he is familiar with a full range of board functions. We believe Mr. Goodyear's experience and leadership skills make him well qualified to serve as a member of our Board.

Gordon T. Hall
Age 55
Director since March 2002
Retired Managing Director of Credit Suisse

Background

        Mr. Hall is Vice Chairman of the Board and the lead independent director, positions he assumed after serving as Chairman of the Board from August 2007 to April 2013. Prior to his retirement in 2002 from Credit Suisse (a brokerage services and investment banking firm), Mr. Hall served as Managing Director, Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall was a director of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing) from March 2002 until its merger with Tenaris S.A. in May 2007 and was a director of Grant Prideco, Inc. (a drill technology and manufacturing company) from November 2007 until its acquisition by National Oilwell Varco, Inc. in April 2008. Mr. Hall is currently the lead independent director, a member of the compensation committee and chairman of the nominating and corporate governance committee of Noble Corporation (a global offshore drilling contractor for the oil and gas industry) and is a director of Select Energy Services (a provider of water solutions and wellsite services to oilfield operators). Mr. Hall also serves on the board of Gordon College and Logos Preparatory Academy (non-profit organizations). He holds a B.A. in Mathematics from Gordon College and an S.M. from the M.I.T. Sloan School of Management.

Qualifications

        As Chairman of the Board of Hanover from May 2005, and continuing in that role with us since the merger of Hanover and Universal in August 2007 through April 2013, Mr. Hall has developed a thorough understanding of our operational and strategic opportunities and challenges. Mr. Hall's prior experience as a research analyst covering oil field services companies gives him a broad-based understanding of the industry, as well as mergers and acquisitions and capital markets transactions. We believe this knowledge and experience, together with Mr. Hall's former and current experience as a member of the boards of other public oil and gas related companies, make him well qualified to serve as a member of our Board.

Frances Powell Hawes
Age 60
Director Nominee
Independent Financial Consultant

Background

        Ms. Powell Hawes has been an independent financial consultant since December 2013. Previously, she served as Chief Financial Officer of New Process Steel, L.P. (a privately held steel distribution company) from September 2012 through December 2013. She was Senior Vice President and Chief Financial Officer of American Electric Technologies, Inc. (a publicly traded provider of power delivery solutions) from September 2011 to September 2012, and Interim Chief Financial Officer of Sterling Chemicals, Inc. (a North America petrochemical producer) from 2009 to 2010. Prior to joining Sterling Chemicals, Ms. Powell Hawes served as Executive Vice President and Treasurer of NCI Building Systems, Inc. (a publicly traded firm providing engineered building solutions) from 2005 to 2008; financial advisor to London Merchant Securities LPC (a real estate and investment company) from 2003 to 2005; Chief Financial Officer of Dovarri, Inc. (a provider of customer relationship software) from 2002 to 2003; Chief Financial Officer and Treasurer of Grant Prideco, Inc. (a manufacturer of engineered tubular products for the energy industry) from 2000 to 2001; and Chief Accounting Officer, Vice President Accounting and Controller of Weatherford International Ltd. (a multinational oilfield service company) from 1990 to 2000. Ms. Powell Hawes is a director of Energen Corporation (an oil and gas exploration and production company) and a director of the Houston Area Women's Center (a non-profit organization). From January 2011 to November 2014, she was a director of Express Energy Services (an oilfield services company) and previously served as a director of Financial Executives International, Houston Chapter. Ms. Powell Hawes is a Certified Public Accountant and holds a B.B.A. in Accounting from the University of Houston.

Qualifications

        Ms. Powell Hawes brings financial expertise, business knowledge and leadership experience, having served as a Chief Financial Officer of both private and public companies in the manufacturing and energy industries and as a financial consultant and advisor, which we believe make her well qualified to serve as a member of our Board.

J.W.G. "Will" Honeybourne
Age 63
Director since April 2006
Managing Director of First Reserve

Background

        As Managing Director of First Reserve (a private equity firm), a position he has held since January 1999, Mr. Honeybourne is responsible for deal origination, investment structuring and monitoring, with a particular emphasis on the equipment, manufacturing and services sector, upstream oil and gas and international markets. Prior to joining First Reserve, Mr. Honeybourne served as

Senior Vice President of Western Atlas International (a seismic and wireline-logging company) from 1996 to 1998. Mr. Honeybourne currently serves as non-executive Chairman of KrisEnergy (a Singapore-listed upstream oil and gas company), and director of Barra Energia Petróleo e Gás (a private Brazilian oil and gas exploration and production company). He has previously served as a director of the following private companies: Abbott Group (a U.K.-based drilling company) from March 2008 to December 2009, Red Technology Alliance (a First Reserve joint venture with Halliburton Company) from December 2006 to January 2010, and Acteon Group (a U.K.-based offshore and subsea services company) from November 2006 to November 2012. Mr. Honeybourne is a member of the Society of Petroleum Engineers and the Society of Exploration Geophysicists. Mr. Honeybourne holds a B.Sc. in Oil Technology from Imperial College, London University.

Qualifications

        Mr. Honeybourne's technical background in petroleum engineering and his experience as Managing Director of a private equity firm focused on the international oil and gas industry result in a valuable combination of skills for a member of our Board. Mr. Honeybourne's current and former service as a director of various oil and gas companies located outside the United States, including his service as non-executive Chairman of KrisEnergy, brings an understanding of the challenges and opportunities of international markets and operations. We believe these skills and experience make Mr. Honeybourne well qualified to serve as a member of our Board.

James H. Lytal
Age 57
Director Nominee
Energy Consultant

Background

        Mr. Lytal has served as a Senior Advisor for Global Infrastructure Partners (a leading global, independent infrastructure investor) since April 2009. From 1994 to 2004, he served as President of Leviathan Gas Pipeline Partners, which later became El Paso Energy Partners, and then Gulfterra Energy Partners, where he served on the board of directors. In 2004, Gulfterra merged with Enterprise Products Partners (a North American midstream energy services provider), where he served as Executive Vice President until 2009. From 1980 to 1994, Mr. Lytal held a series of commercial, engineering and business development positions with various companies engaged in oil and gas exploration and production and gas pipeline services. He is a director and a member of the compensation committee and the nominating and corporate governance committee of SemGroup Corporation (a growth oriented midstream company that specializes in moving energy), and he is a director, member of the audit committee and chairman of the conflicts committee of Marlin Midstream GP, LLC, the general partner of Marlin Midstream Partners, LP (a provider of natural gas gathering, transportation, treating and processing services and crude oil transloading services). Mr. Lytal received a B.S. in Petroleum Engineering from the University of Texas at Austin.

Qualifications

        With over 34 years of experience in the midstream oil and gas sector, including over 15 years in senior leadership and advisory roles, Mr. Lytal brings to the Board a broad knowledge and understanding of the oil and gas services industry, a deep familiarity with the management of midstream assets and experience with governance issues associated with a public company, which we believe make him well qualified to serve as a member of our Board.

Mark A. McCollum
Age 55
Director since May 2009
Executive Vice President and Chief Integration Officer of Halliburton Company

Background

        Mr. McCollum assumed his current role with Halliburton (an energy services company that provides well construction, well completion and reservoir engineering) as of January 1, 2015, having served as Executive Vice President and Chief Financial Officer since December 2007. He served as Senior Vice President and Chief Accounting Officer of Halliburton from August 2003. Mr. McCollum was a director of Exterran GP LLC from October 2006 until his appointment to our Board in May 2009. Mr. McCollum's service with non-profit and/or private organizations includes service as a Trustee of The Center Foundation, member of the Advisory Board of Every Village (formerly, Aid Sudan), member of the Board of Regents of Baylor University and member of the Board of Trustees of Baylor College of Medicine. He is a member of the AICPA, the Texas Society of CPAs, Financial Executives International and the Institute of Management Accountants. Mr. McCollum, a Certified Public Accountant, received his B.B.A. from Baylor University.

Qualifications

        Through Mr. McCollum's experience as the former Chief Financial Officer and current Chief Integration Officer of an international energy services company, he brings to the Board extensive financial and accounting expertise, as well as a thorough understanding of the global oil and gas business. In addition, his tenure as a director of Exterran GP LLC provides him with an understanding of our U.S. contract compression operations and overall strategy with respect to our ownership of the Partnership. We believe this knowledge and experience make Mr. McCollum well qualified to serve as a member of our Board.

John P. Ryan
Age 63
Director since April 2013
Retired President and Chief Executive Officer, Dresser, Inc.

Background

        Mr. Ryan served as President and Chief Executive Officer of Dresser, Inc. (a global provider of flow control products, measurement systems and other infrastructure technologies to the oil and gas and power generation industries) from May 2007 until its acquisition by General Electric in February 2011. Mr. Ryan was President and Chief Operating Officer of Dresser, Inc. from December 2004 to June 2007. He also served as President of Dresser Wayne from 1996 to 2004. Mr. Ryan previously served as a Vice President of Dresser Wayne since 1991, having joined the company in 1987. Mr. Ryan currently serves as a director of Hudson Products, Inc. (a company engaged in the design, manufacture and servicing of heat transfer equipment for the petroleum, chemical, gas processing and electric utility industries), Wayne Fueling Systems, Inc. (a privately-held global supplier of fuel dispensers, payment terminals and other measurement and control solutions to the retail and commercial fueling industry) and The Village of Hope (a non-profit organization). He served on the board of directors of FlexEnergy, LLC (a provider of oil field turbine generators and environmental solutions for power generation, landfill gas and digester gas applications) from January 2012 to April 2013. Mr. Ryan received a B.A. from Villanova University.

Qualifications

        Mr. Ryan has relevant industry and functional experience, including a combination of commercial, operational, and financial skills. As the former chief executive officer of Dresser, Inc., Mr. Ryan has significant international experience and energy industry knowledge. With an early career in engineering, manufacturing and sales, Mr. Ryan also brings a thorough understanding of these disciplines. For these reasons, we believe Mr. Ryan is well qualified to serve as a member of our Board.

Christopher T. Seaver
Age 66
Director since October 2008
Retired Chairman of the Board, Chief Executive Officer and President of Hydril Company

Background

        Mr. Seaver was appointed Chairman of the Board of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing) in 2006, CEO and Director in 1997 and President in 1993, and served in such capacities until the company's acquisition by Tenaris S.A. and his retirement in May 2007. Mr. Seaver joined Hydril in 1985 and held a series of domestic and international management positions until his appointment as President in 1993. Prior to joining Hydril, Mr. Seaver was a corporate and securities attorney for the law firm of Paul, Hastings, Janofsky & Walker LLP, and was a Foreign Service Officer in the U.S. State Department, with postings in Kinshasa, Republic of Congo, and Bogota, Colombia. Mr. Seaver currently serves as a director and member of the audit committee of Oil States International, Inc. (an oil service company specializing in manufacturing of products for offshore production and drilling, rental tools and US land drilling services) and a director and chairman of McCoy Global Inc. (a Canadian oil service company principally providing power tongs and related equipment). Mr. Seaver was a director of Innovative Wireline Solutions Inc. (a start-up Canadian wireline services company) from July 2010 to October 2011. He currently serves as a director of The Seaver Institute (a private, non-profit foundation) and has been a director and officer of the Petroleum Equipment Suppliers Association, a director of the American Petroleum Institute, and a director and chairman of the National Ocean Industries Association. Mr. Seaver holds an A.B. in Economics from Yale University and a J.D. and an M.B.A. from Stanford University.

Qualifications

        Through his former roles as President, Chief Executive Officer and Chairman of the Board of a publicly traded oil and gas services company, Mr. Seaver brings to our Board both the perspective of an executive officer as well as that of a director. He has both domestic and international management and operations experience and has been heavily involved in many industry trade and professional organizations. His tenure with the U.S. State Department makes him well-versed in international cultures and the challenges and opportunities presented by conducting business in developing countries. We believe this knowledge and experience, together with his service on the boards of other energy services companies, make Mr. Seaver well qualified to serve as a member of our Board.

Mark R. Sotir
Age 51
Director since November 2011 and Executive Chairman of the Board of Exterran since April 2013
Managing Director of Equity Group Investments

Background

        Mr. Sotir served as Executive Vice Chairman of Exterran from December 2011 until his appointment in April 2013 as Executive Chairman of the Board and of Exterran. He has served as Managing Director of Equity Group Investments ("EGI", a private investment firm) since November 2006. While at EGI, he served as the interim president of Tribune Interactive, a division of Tribune Company (a media conglomerate) from December 2007 until April 2008. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Prior to joining EGI, Mr. Sotir was the Chief Executive Officer of Sunburst Technology Corporation (an independent distributor of educational software to public schools) from August 2003 to November 2006. Prior to joining Sunburst, Mr. Sotir held various positions with the Budget Group, Inc. (a national car and truck rental business) from 1995 to 2003, including as President and Chief Operating Officer from 2000 to 2003. Mr. Sotir serves on the board of several EGI portfolio companies, including Rewards Network Inc. (a dining rewards company), SIRVA Inc. (a provider of moving and relocation services) and Veridiam (a specialty manufacturer in the nuclear aerospace and medical industry). Mr. Sotir holds a B.A. in Economics from Amherst College and an M.B.A. from Harvard Business School.

Qualifications

        Mr. Sotir brings to our Board extensive operational experience, gained by serving in key management and leadership roles in a wide range of industries. His operational experience includes brand management, sales, marketing and distributions, as well as finance. In addition, Mr. Sotir serves as a director for several companies representing a diversity of industries. We believe Mr. Sotir's operational experience in key leadership and director roles make him well qualified to serve as a member of our Board.

Richard R. Stewart
Age 65
Director Nominee
Retired President and Chief Executive Officer, GE Aero Energy

Background

        From February 1998 until his retirement in 2006, Mr. Stewart served as President and Chief Executive Officer of GE Aero Energy, a division of GE Power Systems, and as an officer of General Electric Company. Mr. Stewart's career at General Electric began in February 1998 following General Electric's acquisition of the gas turbine business of Stewart & Stevenson Services, Inc., where Mr. Stewart served in various positions since 1972, including Group President and member of the board of directors. Mr. Stewart is a director and chairman of the governance committee of Eagle Materials Inc. (a U.S. manufacturer and distributor of building materials), director and chairman of the audit committee of Kirby Corporation (a tank barge operator) and director of TAS (a privately held company providing energy conversion solutions). He served as a director of Lufkin Industries, Inc. (an oilfield equipment and power transmission products company) from October 2009 until its acquisition by GE Oil & Gas in July 2013. Mr. Stewart holds a B.B.A. in Finance from the University of Texas.

Qualifications

        Mr. Stewart brings business knowledge and leadership experience, as well as familiarity with corporate governance issues, as a result of his prior service as chief executive officer of a manufacturing company, as an officer of General Electric and as a member of the boards of other public companies, which we believe make him well qualified to serve as a member of our Board.

Ieda Gomes Yell
Age 58
Director Nominee
Managing Director, Energix Strategy Ltd.

Background

        Ms. Gomes has been Managing Director of Energix Strategy Ltd. (an independent oil and gas consultancy firm) since October 2011. Before forming Energix, she served in a number of positions with BP plc and its subsidiaries from 1998 to 2011, including President of BP Brazil, Vice President of Regulatory Affairs and Vice President of Market Development at BP Solar and Vice President of Pan American Energy. Prior to joining BP, Ms. Gomes held a number of positions with Companhia de Gás de São Paulo, or Comgás (a Brazilian natural gas distributor), before being named President and Chief Executive Officer in 1995, a position she held until 1998. Ms. Gomes is currently a non-executive director and member of the Audit and Risk and Strategic Committees at Bureau Veritas SA (a global provider of testing, inspection and certification services); a director and Chair of the Corporate Governance Committee at InterEnergy Holdings (a private power production company); a Councillor of the Brazilian Chamber of Commerce in Great Britain (a not-for-profit organization); a founding director of WILL Latam — Women in Leadership in Latin America (a not-for-profit organization); member of the advisory board of Crystol Energy (an independent consultancy and advisory firm); and a member of the advisory board of Comgás and of the Infrastructure Department of the São Paulo Federation of Industries. Ms. Gomes is a senior visiting research fellow at the Oxford Institute of Energy Studies (United Kingdom) and Fundação Getúlio Vargas Energia (Brazil) and serves as the independent chair of British Taekwondo. She holds a B.S. in Chemical Engineering from the University of Bahia, Brazil and an MSc. in Environmental Engineering and Energy respectively from the Polytechnic School of Lausanne, Switzerland and the University of Sao Paulo, Brazil.

Qualifications

        Throughout her career, Ms. Gomes has cultivated extensive experience in developing projects, restructuring energy businesses and advising domestic and international oil and gas companies in a variety of operational and governance matters, including developing business strategies, navigating international markets and creating growth, which we believe make her well qualified to serve as a member of our Board.

CORPORATE GOVERNANCE

Director Independence

        Our Code of Business Conduct requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. This policy is made available to all employees. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire requires that responses be updated throughout the year to the extent circumstances change.

        The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Exterran and each director (including his immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee's recommendation, the Board makes a determination relating to the independence of each member, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the NYSE.

        During the Nominating and Corporate Governance Committee's most recent review of independence, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires; as a result, the relationships described in this Proxy Statement under the section titled "Certain Relationships and Related Transactions" were reviewed by the Nominating and Corporate Governance Committee and approved by the Audit Committee.

        Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following nominees for director are independent: Messrs. Goodyear, Hall, Honeybourne, Lytal McCollum, Ryan, Seaver and Stewart and Mdmes. Ainsworth, Gomes and Powell Hawes. Further, the Board determined that Mr. Pazuk, a current director who is not a nominee for election at the 2015 Stockholders' Meeting, is independent.

Board Leadership Structure

        We separate the roles of Chairman of the Board and Chief Executive Officer. We believe this structure is currently in the best interests of our stockholders because by separating these positions:

  •
  our Chief Executive Officer can focus on the day-to-day operations and management of our business, and

  •
  the Chairman of the Board can lead the Board in its fundamental role of providing advice to and oversight of management.

        The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Chairman. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope and complexity of our operations and the responsibilities of the Board and management.

        The Board has adopted procedures for the timely and efficient transfer of our Chief Executive Officer's responsibilities in the event of an emergency or his sudden incapacitation or departure.

        Mr. Sotir serves as Executive Chairman and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting. Mr. Hall, in his capacity as lead independent director, presides over the executive sessions of independent directors.

Communication with the Board

        Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our compliance hotline at 1-800-281-5439 (North America) or 1-832-554-4859 (outside North America).

Committees of the Board

        The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board's responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and the applicable committee charters, each of which are available to the public on our website at www.exterran.com or in print by submitting a written request to Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. The purpose and composition of each committee is summarized in the table below.

	Purpose	Composition	Committee Report

Audit Committee	The Committee's purpose is to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, the performance of our internal audit function and the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting.	The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each member qualifies as an "audit committee financial expert" as that term is defined by the Securities and Exchange Commission ("SEC"). No member of the Audit Committee serves on the audit committee of more than two other public companies.	The Report is included in this Proxy Statement on page 30.

Compensation Committee	The Committee's purpose is to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting, developing, retaining and compensating the senior executive talent required to achieve corporate objectives and linking pay and performance.	The Board has determined that each member of the Compensation Committee is independent.	The Report is included in this Proxy Statement on page 46.

Nominating and Corporate Governance Committee	The Committee's purpose is to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the evaluation of the Board and develop, review and implement our Corporate Governance Principles.	The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

Committee Membership

        Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees are indicated in the following chart:

Director	Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
D. Bradley Childers
William M. Goodyear	✓	Member
Gordon T. Hall	✓		Member	Chair
J.W.G. ("Will") Honeybourne	✓		Member	Member
Mark A. McCollum	✓	Chair
Stephen M. Pazuk (not a director nominee in 2015)	✓		Chair
John P. Ryan	✓		Member	Member
Christopher T. Seaver	✓	Member		Member
Mark R. Sotir

Attendance at Meetings

        The Board and its committees held the following number of meetings and acted by unanimous written consent the following number of times during 2014:

	No. of Meetings	No. of Actions by Written Consent
Board	9	3
Audit Committee	4	—
Compensation Committee	8	3
Nominating and Corporate Governance Committee	4	—

        We expect members of the Board to attend all meetings. The directors attended, as a group, 99% of the meetings of the Board and Board committees on which they served during calendar year 2014. Each director attended at least 75% of the meetings of the Board and Board committees on which he served during 2014. Directors are also encouraged to attend the annual meeting of stockholders, and in 2014, all of our directors attended the meeting.

Director Qualifications, Nominations and Diversity

        Stockholders may propose director nominees to the Nominating and Corporate Governance Committee (for consideration for election at the 2016 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement on page 60, the names and supporting information (including confirmation of the nominee's willingness to serve as a director) to: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. See the section titled "Additional Information — 2016 Annual Meeting of Stockholders." Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

        The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, international business and relevant technical expertise. The Nominating and Corporate Governance Committee also considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, color, religion, sex, age, national origin, citizenship, veteran status, disability, sexual orientation, gender identity, genetic information or any other basis proscribed by law.

        Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, regulation and the rules of the NYSE, our certificate of incorporation, our bylaws and our Corporate Governance Principles.

The Board's Role in Risk Oversight

        The Board has an active role, as a whole and through its committees, in overseeing management of the Company's risks. The Board's role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake. The Board's committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the composition of the Board and other types of risks within its areas of responsibility. The Audit Committee oversees the management of financial risks and also receives regular quarterly reports from our Director of Internal Audit and our Chief Compliance Officer. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risk Assessment Related to Our Compensation Structure

        We believe our compensation practices reflect sound risk management practices and are not reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions that they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe employee compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established (a) short-term incentives that balance various Company objectives and provide for maximum payouts, and (b) long-term incentive awards with generally three-year vesting periods and we believe these program features further balance short- and long-term objectives and encourage employee behavior designed to achieve sustained profitability and growth.

Compensation Committee Interlocks and Insider Participation

        Each of Messrs. Hall, Honeybourne, Pazuk and Ryan served on the Compensation Committee of the Board during all 2014. There are no matters relating to interlocks or insider participation that we are required to report.

EXECUTIVE OFFICERS

        The following provides information regarding our executive officers as of March 2, 2015. Certain of our executive officers also serve as officers of Exterran GP LLC, the managing general partner of the Partnership. Information concerning the business experience of Messrs. Childers and Sotir is provided under " — Nominees for Director" beginning on page 3 of this Proxy Statement.

Kenneth R. Bickett
Age 53
Vice President and Controller since November 2011

        Mr. Bickett was also appointed Vice President and Controller of Exterran GP LLC in November 2011. Mr. Bickett held the titles of Vice President, Finance and Accounting from April 2009 to November 2011 with us and Exterran GP LLC and Vice President and Controller from August 2007 to April 2009 with us and from June 2006 to April 2009 with Exterran GP LLC. Prior to the merger of Hanover and Universal and from July 2005, Mr. Bickett served as Vice President, Accounting and Corporate Controller of Universal. Mr. Bickett previously served as Vice President and Assistant Controller for Reliant Energy, Inc. (an electricity and energy services provider). Prior to joining Reliant Energy in 2002, Mr. Bickett was employed by Azurix Corp. (a water and wastewater utility and services company) since 1998, most recently as Vice President and Controller. Mr. Bickett also serves as an officer and director of certain other Exterran subsidiaries. Mr. Bickett is a Certified Public Accountant and holds a B.S. in Accounting from the University of Kentucky.

Jon C. Biro
Age 48
Senior Vice President and Chief Financial Officer since September 2014

        Mr. Biro also serves as Senior Vice President and Director of Exterran GP LLC, positions he has held since October 2014. Prior to joining Exterran, Mr. Biro served as Executive Vice President and Chief Financial Officer of Consolidated Graphics, Inc. (a commercial printer) from January 2008 until it was acquired by R.R. Donnelly and Sons Company in January 2014. Mr. Biro joined ICO, Inc. (an oilfield services provider and manufacturer of specialty resins) in 1994, and he served in various positions, including as Chief Financial Officer and Treasurer from April 2002 to January 2008. Prior to joining ICO, Inc., he was a Senior Audit Accountant for PricewaterhouseCoopers LLP from 1991 to 1994. He served on the board of directors and audit committee of Crown Crafts, Inc. (a producer and distributor of infant, toddler and juvenile consumer products) from August 2010 to August 2013. Mr. Biro also serves as an officer of certain other Exterran Holdings majority-owned subsidiaries. He is a Certified Public Accountant and received a B.A. from the University of Texas and an M.S. of Accountancy from the University of Houston.

Steven W. Muck
Age 62
Senior Vice President, International Operations since February 2015

        Mr. Muck most recently served as Interim Vice President, Sales, Eastern Hemisphere, of EESLP and was based in Dubai, United Arab Emirates, having been appointed to that position in May 2014. He previously served as a manager in EESLP's North America operations beginning in June 2009, including as a Regional Vice President from November 2009 to May 2014. From August 2007 to June 2009, he was our Senior Vice President, Global Human Resources. Mr. Muck joined us through the acquisition of the compression services business of Dresser-Rand Company in August 2000, and prior to the merger of Hanover and Universal, Mr. Muck served Hanover in a number of positions, including as Vice President of Human Resources and Health, Safety and Environment from July 2006 to August

2007, Vice President, Latin America from May 2005 to July 2006 and Vice President, International Operations from August 2000 to April 2005. He began his career with Ingersoll-Rand in 1975 and held various positions with both Ingersoll-Rand and Dresser Rand in field operations, sales and marketing. Mr. Muck received a B.S. in Business Administration and a B.S. in Mechanical Engineering from Kansas State University.

Robert E. Rice
Age 49
Senior Vice President since December 2011

        In December 2011, Mr. Rice was also appointed Senior Vice President of Exterran GP LLC and President, North America of EESLP. Mr. Rice was Regional Vice President for the U.S. Gulf Coast Region of EESLP from August 2007 through December 2011. Prior to the merger of Hanover and Universal, Mr. Rice held the following positions at Hanover: Vice President, Gulf Coast Business Unit, from September 2003 to August 2007; Vice President, Health, Safety & Environmental, from October 2002 to September 2003; and Director, Corporate Development, from January 2002 to October 2002. During his career, Mr. Rice has been based in Argentina and Australia and has developed experience in analyzing, structuring and growing businesses in domestic and international energy markets. Mr. Rice also served as a Flight Test Engineer with the United States Air Force. Mr. Rice serves as an officer of certain other Exterran subsidiaries. He holds a B.S. in Electrical Engineering from Louisiana Tech University.

Daniel K. Schlanger
Age 41
Senior Vice President, Sales and Marketing since February 2015

        Mr. Schlanger also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and October 2006, respectively. Mr. Schlanger served as Chief Financial Officer of Exterran GP LLC from June 2006 through March 2009 and as our Senior Vice President, Operations Services, from February 2009 through February 2015. From May 2006 until the merger of Hanover and Universal, Mr. Schlanger served as Vice President, Corporate Development of Universal Compression, Inc. (a wholly owned subsidiary of Universal). From August 1996 through May 2006, Mr. Schlanger was employed as an investment banker with Merrill Lynch & Co. where he focused on the energy sector. Mr. Schlanger also serves as an officer and director of certain other Exterran subsidiaries. Mr. Schlanger holds a B.S. in Economics from the University of Pennsylvania.

Donald C. Wayne
Age 48
Senior Vice President, General Counsel and Secretary since August 2007

        Mr. Wayne also serves as Senior Vice President and General Counsel of Exterran GP LLC, a position he has held since August 2006. Prior to the merger of Hanover and Universal, Mr. Wayne served as Vice President, General Counsel and Secretary of Universal, a position he held since joining Universal in August 2006. Prior to joining Universal, he served as Vice President, General Counsel and Secretary of U.S. Concrete, Inc. (a producer of ready-mixed concrete and concrete-related products) from 1999 to August 2006. Prior to joining U.S. Concrete in 1999, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Wayne also serves as an officer and director of certain other Exterran subsidiaries. Mr. Wayne holds a B.A. from Tufts University and a J.D. and an M.B.A. from Washington University (St. Louis).

Christopher T. Werner
Age 52
Senior Vice President, Fabrication Services since February 2015

        Mr. Werner joined us in May 2009 as Vice President, Manufacturing of EESLP, having served as Vice President, North America Manufacturing at Goodyear Tire & Rubber Co. (a global tire manufacturer) from June 2005 to December 2008. He was Senior Vice President, Global Operations with GST AutoLeather, Inc. (a private equity Tier 2 supplier in the automotive industry) from October 2003 to June 2005, and Vice President and General Manager of Hubbell Power Systems (a manufacturer of transmission, distribution and other products used by utilities) from October 2000 to December 2002. Prior to joining Hubbell, Mr. Werner served in various manufacturing leadership roles with the Hardware Division of Black & Decker (a diversified global provider of power tools, mechanical access and electronic security solutions and engineered fastening systems) from June 1993 to September 2000. Mr. Werner began his career with General Electric in 1985. He holds a B.S. in Chemical Engineering from the University of Arkansas.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

        The following table provides information about beneficial owners, known by us as of March 9, 2015, of 5% or more of our outstanding common stock (the "5% Stockholders"). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Magnetar Financial LLC 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60201	5,980,005	(2)	8.7%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,827,934	(3)	8.5%
Dimensional Fund Advisors Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	5,711,735	(4)	8.3%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvem, Pennsylvania 19355	4,929,888	(5)	7.2%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	4,918,122	(6)	7.1%

(1)
Reflects shares of common stock beneficially owned as a percentage of 68,923,955 shares of common stock outstanding as of March 2, 2015.

(2)
Based on a review of the Schedule 13G filed jointly by Magnetar Capital Partners LP, on behalf of itself and as sole member of Magnetar Financial LLC, Supernova Management LLC and Alec N. Litowitz on February 17, 2015. The amount reported consists of (a) 470,748 shares held for the certain managed accounts; (b) 432,615 shares held for the account of Hipparchus Master Fund Ltd; (c) 635,114 shares held for the account of Magnetar Capital Master Fund Ltd; (d) 662,651 shares held for the account of Magnetar Global Event Driven Master Fund Ltd; (e) 3,097,691 shares held for the account of MTP Energy Fund Ltd.; and (f) 681,186 shares held for the account of Spectrum Opportunities Master fund Ltd, which represents approximately 8.7% of the shares outstanding.

(3)
Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. on January 22, 2015. BlackRock, Inc. has sole voting and dispositive power over 5,827,934 shares.

(4)
Based solely on a review of the Schedule 13G/A filed by Dimensional Fund Advisors LP ("Dimensional") on February 5, 2015. Dimensional provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the "Funds"). Dimensional and its subsidiaries may act as an adviser, sub-adviser and/or manager to certain Funds and possess voting or dispositive power over the 5,711,735 shares held by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

(5)
Based solely on a review of the Schedule 13G filed by The Vanguard Group, Inc. ("Vanguard") on February 11, 2015. Vanguard Fiduciary Trust Company ("VFTC") and Vanguard Investments Australia, Ltd. ("VIA"), are wholly-owned subsidiaries of Vanguard. VFTC is the beneficial owner of 81,831 shares as a result of serving as investment manager of collective trust accounts. VIA is the beneficial owner of 4,926 shares as a result of serving as investment manager of Australian investment offerings. Vanguard has sole dispositive power over 4,848,057 shares and shared dispositive power with VFTC over 81,831 shares.

(6)
Based on a review of the Schedule 13G/A jointly filed by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Mid-Cap Value Fund, Inc. ("Price Mid-Cap") on February 13, 2015. These securities are owned by various individual and institutional investors including Price Mid-Cap (which owns 2,293,100 shares, representing 3.3% of the shares outstanding), which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owners of such securities.

Security Ownership of Management

        The following table provides information, as of March 2, 2015, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers (as identified beginning on page 33 of this Proxy Statement), and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the address for each executive officer and director listed below is c/o Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060.

Name of Beneficial Owner	Shares Owned Directly(1)	Restricted Stock(2)	Right to Acquire Stock(3)	Indirect Ownership	Total Ownership	Percent of Class
Non-Employee Directors
William M. Goodyear	4,331	2,590	—	—	6,921	*
Gordon T. Hall	84,480	5,481	1,950	—	91,911	*
J.W.G. Honeybourne	35,957	5,481	13,000	—	54,438	*
Mark A. McCollum	29,799	5,481	—	—	35,280	*
Stephen M. Pazuk	53,625	5,481	1,950	—	61,056	*
John P. Ryan	6,342	2,590	—	—	8,932	*
Christopher T. Seaver	60,600	5,481	—	—	66,081	*
Mark R. Sotir(4)	15,663	5,481	—	—	21,144	*
Named Executive Officers
D. Bradley Childers	57,726	43,269	490,603	963	592,561	*
William M. Austin	61,434	—	15,000	—	76,434	*
Jon C. Biro	—	11,327	—	—	11,327	*
Robert E. Rice	5,178	12,429	42,431	—	60,038	*
Daniel K. Schlanger	27,834	20,752	149,054	114	197,754	*
Donald C. Wayne	23,290	32,116	22,901	—	78,307	*
All directors and current executive officers as a group (17 persons)					1,469,767	2.1%

*
Less than 1%

(1)
Includes vested restricted stock awards and, where applicable for Named Executive Officers, shares acquired under the Company's Employee Stock Purchase Plan.

(2)
Includes unvested restricted stock awards which generally vest ratably on each anniversary date of grant over a three-year period from the original date of grant. Officers and directors have voting power and, once vested, dispositive power.

(3)
Includes (a) shares that can be acquired immediately or within 60 days of March 2, 2015 through the exercise of stock options; and (b) where applicable, through a distribution from the Employees' Supplemental Savings Plan.

(4)
Mr. Sotir is a Managing Director of Equity Group Investments, a division of Chai Trust. Chai Trust is trustee for the EGI Funds, which own approximately 3.37 million shares of our common stock as of March 9, 2015; however, Mr. Sotir disclaims beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directors, officers and beneficial owners of 10% or more of our common stock ("Reporting Persons") are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of our common stock. Based solely on a review of Forms 3, 4 and 5 (and any amendments thereto) furnished to us, we have concluded that no Reporting Persons were delinquent in 2014 with respect to their reporting obligations, as set forth in Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

        We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related-party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. In the event a senior officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

        In reviewing a proposed or ongoing related-party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related-party transaction:

  •
  whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

  •
  whether there are any compelling business reasons for the Company to enter into the transaction;

  •
  whether the transaction would impair the independence of an otherwise independent director; and

  •
  whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person's interest in the transaction and the ongoing nature of any proposed relationship.

Transactions with the Partnership

Distributions and Payments to the Partnership

        As of March 2, 2015, we owned (a) 19,618,918 common units of the Partnership, which constitutes 35% of the limited partner ownership interest in the Partnership; and (b) 1,129,221 general partner units, which constitute the entire 2% general partner interest in the Partnership. We are, therefore, a "related person" to the Partnership as such term is defined under SEC regulations, and we believe that we have and will continue to have a direct and indirect interest in the Partnership's various transactions with us.

        The following summarizes the distributions and payments made or to be made to or by the Partnership to us, and the other unitholders, in connection with the ongoing operation of the Partnership.

Distributions of available cash from the Partnership to Us	The Partnership generally makes cash distributions of 98% to its unitholders on a pro rata basis, including us, as the holder of 19,618,918 common units, and 2% to the Partnership's general partner, which we indirectly own. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, then we are entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

During the year ended December 31, 2014, we received aggregate distributions of $13.0 million on general partner units, including distributions on incentive distribution rights, and $42.5 million on limited partner units. On February 13, 2015, we received a quarterly distribution with respect to the period from October 1, 2014 to December 31, 2014, of $4.2 million on general partner units, including distributions on incentive distribution rights, and $10.9 million on common units.
Payments from the Partnership to Us
The Partnership reimburses us for the payment of all direct and indirect expenses incurred on the Partnership's behalf. For further information regarding the reimbursement of these expenses, please read "Omnibus Agreement" below.

        Pursuant to the terms of our Omnibus Agreement with the Partnership (as described below), the Partnership reimburses us for (1) allocated expenses of operational personnel who perform services for the Partnership's benefit, (2) direct costs incurred in operating and maintaining the Partnership's business and (3) its allocated selling, general and administrative ("SG&A") expenses. We do not receive any compensation for managing the Partnership. We are reimbursed for expenses incurred on the Partnership's behalf. These expenses include all expenses necessary or appropriate to the conduct of the Partnership's business and that are allocable to the Partnership, which we, in our general partner capacity, will determine in good faith, as provided in the Partnership's partnership agreement. Effective January 1, 2015, there is no cap on the amount that may be paid or reimbursed by the Partnership to us for compensation or expenses incurred on the Partnership's behalf.

April 2014 MidCon Acquisition

        On April 10, 2014, the Partnership completed an acquisition of natural gas compression assets, including a fleet of 337 compressor units, comprising approximately 444,000 horsepower from MidCon Compression, L.L.C. ("MidCon") for $352.9 million. In accordance with the terms of the Purchase and Sale Agreement relating to this acquisition, the Partnership directed MidCon to sell a tract of real property and the facility located thereon, a fleet of vehicles, personal property and parts inventory to

EESLP, our wholly-owned subsidiary and an indirect parent company of the Partnership, for $7.7 million.

August 2014 MidCon Acquisition

        On August 8, 2014, the Partnership completed an acquisition of natural gas compression assets, including a fleet of 162 compressor units, comprising approximately 110,000 horsepower from MidCon for $130.1 million. In accordance with the terms of the Purchase and Sale Agreement relating to this acquisition, the Partnership directed MidCon to sell a tract of real property and the facility located thereon, a fleet of vehicles, personal property and parts inventory to EESLP, our wholly-owned subsidiary and an indirect parent company of the Partnership, for $4.1 million.

Omnibus Agreement

        The Partnership entered into an Omnibus Agreement with us, the Partnership's general partner and others, the terms of which are described below. The Omnibus Agreement (other than the indemnification obligations described below under "Indemnification for Environmental and Related Liabilities") will terminate upon a change of control of the Partnership's general partner or the removal or withdrawal of the Partnership's general partner, and certain provisions will terminate upon a change of control of Exterran.

Non-competition

        Under the Omnibus Agreement, subject to the provisions described below, we have agreed not to offer or provide compression services in the U.S. to the Partnership's contract operations services customers that are not also our contract operations service customers. Compression services include natural gas contract compression services, but exclude fabrication of compression equipment, sales of compression equipment or material, parts or equipment that are components of compression equipment, leasing of compression equipment without also providing related compression equipment service, gas processing operation services and operation, maintenance, service, repairs or overhauls of compression equipment owned by third parties. The Partnership has agreed not to offer or provide compression services to our domestic contract operations services customers that are not also contract operations services customers of the Partnership.

        Some of our contract operations services customers are also Partnership customers, which we refer to as overlapping customers. We and the Partnership have agreed, subject to the exceptions described below, not to provide contract operations services to an overlapping customer at any site at which the other was providing such services to an overlapping customer on the date of the most recent amendment to the Omnibus Agreement, each being referred to as a "Partnership site" or an "Exterran site." Pursuant to the Omnibus Agreement, if an overlapping customer requests contract operations services at a Partnership site or an Exterran site, whether in addition to or in replacement of the equipment existing at such site on the date of the most recent amendment to the Omnibus Agreement, the Partnership may provide contract operations services if such overlapping customer is a Partnership overlapping customer and we will be entitled to provide such contract operations services if such overlapping customer is an Exterran overlapping customer. Additionally, any additional contract operations services provided to a Partnership overlapping customer will be provided by the Partnership and any additional services provided to an Exterran overlapping customer will be provided by us.

        We also have agreed that new customers for contract compression services are for the Partnership's account unless the new customer is unwilling to contract with the Partnership or unwilling to do so under the Partnership's form of compression services agreement. In that case, we may provide compression services to the new customer. In the event that either the Partnership or we enter into a contract to provide compression services to a new customer, either the Partnership or we, as applicable, will receive the protection of the applicable non-competition arrangements described above in the same manner as if such new customer had been a compression services customer of either the Partnership or us on the date of entry into the Omnibus Agreement.

        The non-competition arrangements described above do not apply to:

  •
  The Partnership's provision of contract compression services to a particular Exterran customer or customers, with our approval;

  •
  Our provision of contract compression services to a particular customer or customers of the Partnership, with the approval of the conflicts committee of the board of directors of Exterran GP LLC;

  •
  The Partnership's purchase and ownership of not more than five percent of any class of securities of any entity that provides contract compression services to our contract compression services customers;

  •
  Our purchase and ownership of not more than five percent of any class of securities of any entity that provides contract compression services to the Partnership's contract compression services customers;

  •
  Our ownership of the Partnership;

  •
  The Partnership's acquisition, ownership and operation of any business that provides contract compression services to our contract compression services customers if we have been offered the opportunity to purchase the business for its fair market value from the Partnership and we decline to do so. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, the Partnership will agree not to provide contract compression services to our customers that are also customers of the acquired business at the sites at which we are providing contract operations services to them at the time of the acquisition;

  •
  Our acquisition, ownership and operation of any business that provides contract compression services to the Partnership's contract operations services customers if the Partnership has been offered the opportunity to purchase the business for its fair market value from us and the Partnership declines to do so with the concurrence of the conflicts committee of the board of directors of Exterran GP LLC. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, we will agree not to provide contract operations services to the Partnership's customers that are also customers of the acquired business at the sites at which the Partnership is providing contract operations services to them at the time of the acquisition; or

  •
  A situation in which one of the Partnership's customers (or its applicable business) and a customer of ours (or our applicable business) merge or are otherwise combined, in which case each of the Partnership and we may continue to provide contract operations services to the applicable combined entity or business without being in violation of the non-competition provisions, but we and the conflicts committee of the board of directors of Exterran GP LLC must negotiate in good faith to implement procedures or such other arrangements, as necessary, to protect the value to each of us and the Partnership of the business of providing contract operations services to each such customer or its applicable business.

        Unless the Omnibus Agreement is terminated earlier due to a change of control of the Partnership, its general partner or Exterran GP LLC, the non-competition provisions of the Omnibus Agreement will terminate on December 31, 2015 or on the date on which a change of control of Exterran occurs, whichever event occurs first. If a change of control of us occurs, and neither the Omnibus Agreement nor the non-competition arrangements have already terminated, we will agree for the remaining term of the non-competition arrangements not to provide contract operations services to the Partnership's customers at any sites where the Partnership is providing contract operations services to them at the time of the change of control.

Indemnification for Environmental and Other Liabilities

        Under the Omnibus Agreement, we have agreed to indemnify the Partnership, for a three-year period following each applicable asset acquisition date, against certain potential environmental claims, losses and expenses associated with the ownership and operation of the assets the Partnership acquires from us that occur before that acquisition date. Our maximum liability for environmental indemnification obligations under the Omnibus Agreement cannot exceed $5 million and we will not have any obligation under the environmental or any other indemnification until the Partnership's aggregate losses exceed $250,000. We will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after such acquisition date. The Partnership has agreed to indemnify us against environmental liabilities occurring on or after the applicable acquisition date related to the Partnership's assets to the extent we are not required to indemnify the Partnership.

        Additionally, we will indemnify the Partnership for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. The Partnership will indemnify us for all losses attributable to the post-closing operations of the assets contributed to the Partnership, to the extent not subject to our indemnification obligations. During the year ended December 31, 2014, there were no requests for indemnification by either party.

Purchase of New Compression Equipment by the Partnership

        The Omnibus Agreement permits the Partnership to purchase newly fabricated compression equipment from us or our affiliates at our cost to fabricate such equipment plus a fixed margin, which may be modified with the approval of us and the conflicts committee of the board of directors of Exterran GP LLC. During the year ended December 31, 2014, the Partnership purchased $233.0 million of newly-fabricated compression equipment from us.

Transfer, Exchange or Lease of Compression Equipment with the Partnership

        If we determine in good faith that our contract operations services business or the Partnership needs to transfer, exchange or lease compression equipment between us and the Partnership, the Omnibus Agreement permits such equipment to be transferred, exchanged or leased if it will not cause the Partnership to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs. In consideration for such transfer, exchange or lease of compression equipment, the transferee will either (1) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it; (2) agree to lease such compression equipment from the transferor; or (3) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it. These provisions will terminate on December 31, 2015, unless terminated earlier as discussed above.

        During the year ended December 31, 2014, the Partnership transferred ownership of 443 compressor units, totaling approximately 224,600 horsepower with a net book value of approximately $93.2 million, to us. In exchange, we transferred ownership to the Partnership of 463 compressor units, totaling approximately 165,800 horsepower with a net book value of approximately $81.2 million. During the year ended December 31, 2014, the Partnership recorded capital distributions of approximately $12.0 million related to the differences in net book value on the exchanged compression equipment. No customer service agreements were included in the transfers.

Under the terms of the Omnibus Agreement, such transfers must be of equal appraised value, as defined in the Omnibus Agreement, with any difference being settled in cash.

        At December 31, 2014, we had equipment on lease from the Partnership with an aggregate cost and accumulated depreciation of $0.2 million and $0.1 million, respectively. For the year ended December 31, 2014, we had revenue of $4.9 million from the Partnership related to the lease of our compression equipment and cost of sales of $0.3 million with the Partnership related to the lease of its compression equipment.

Reimbursement of Operating and SG&A Expense

        We provide all operational staff, corporate staff and support services reasonably necessary to run the Partnership's business. The services provided by us may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning system, training, executive, sales, business development and engineering.

        Costs incurred by us directly attributable to the Partnership are charged to the Partnership in full. Costs incurred by us that are indirectly attributable to the Partnership and our other operations are allocated among the Partnership and our other operations. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue and horsepower. Included in the Partnership's selling, general and administrative expense for the year ended December 31, 2014 was $72.0 million of indirect costs we incurred.

        Under the terms of the Omnibus Agreement, the Partnership's obligation to reimburse us for any cost of sales incurred in the operation of the Partnership's business and any cash SG&A expense allocated to the Partnership was capped (after taking into account any such costs incurred and paid directly by the Partnership) through December 31, 2014. Cost of sales was capped at $22.50 per operating horsepower per quarter from January 1, 2014 through December 31, 2014. SG&A costs were capped at $15.0 million per quarter from January 1, 2014 through April 9, 2014 and $17.7 million per quarter from April 10, 2014 through December 31, 2014. The cost caps provided in the Omnibus Agreement were in effect through December 31, 2014; however, effective January 1, 2015, these provisions of the Omnibus Agreement terminated.

        For the year ended December 31, 2014, the Partnership's cost of sales exceeded the cap by $2.5 million and the Partnership's SG&A expenses exceeded the cap by $11.4 million. We have accounted for the excess amount over the cap as a capital contribution to the Partnership.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte & Touche LLP ("Deloitte") served as our independent registered public accounting firm for the fiscal year ended December 31, 2014. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015. We are submitting the selection of Deloitte for stockholder ratification at the 2015 Stockholders' Meeting.

        Representatives of Deloitte attended all meetings of the Audit Committee in 2014. For additional information concerning the Audit Committee and its activities with Deloitte, see "Pre-Approval Policy" and "Report of the Audit Committee" following this proposal description. We expect that a representative of Deloitte will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Board of Directors' Recommendation

        The Board recommends that the stockholders vote "FOR" the ratification of the reappointment of Deloitte & Touche LLP.

Vote Required

        Ratification requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf for calendar years 2014 and 2013:

Types of Fees	2014	2013
	(In thousands)
Audit fees(a)	$4,940	$3,299
Audit-related fees	—	—
Tax fees(b)	60	246
Other(c)	3	38

Total fees:	$5,003	$3,583

(a)
Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting, statutory audits of certain of our subsidiaries' financial statements as required under local regulations and other services, including issuance of comfort letters and assistance with and review of documents filed with the SEC.

(b)
Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.

(c)
All other fees include fees billed by our independent registered public accounting firm related to software licensing agreements.

        In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002, and (ii) the American Institute of Certified Public Accountants.

Pre-Approval Policy

        The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

        The Audit Committee's practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2014 were pre-approved by the Audit Committee.

Report of the Audit Committee

        The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran Holdings, Inc.'s ("Exterran") financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran's website at www.exterran.com.

        The Audit Committee has reviewed and discussed the consolidated financial statements and management's assessment and report on internal controls over financial reporting with management and Deloitte & Touche LLP ("Deloitte"), Exterran's independent registered public accounting firm. The Audit Committee also reviewed and discussed with Deloitte its review and report on Exterran's internal control over financial reporting. Exterran published these reports in its Annual Report on Form 10-K for the year ended December 31, 2014, which it filed with the SEC on February 26, 2015. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Exterran's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon, as well as expressing an opinion on the effectiveness of Exterran's internal control over financial reporting. The Audit Committee monitors these processes.

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee's members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Exterran's independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

        In this context, the Audit Committee discussed with Exterran's internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Exterran's internal controls, and the overall quality of Exterran's financial reporting. Management represented to the Audit Committee that Exterran's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

        In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors' independence and received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran's Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Exterran's Annual Report on Form 10-K for the twelve months ended December 31, 2014, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2015 be submitted to the stockholders for ratification.

The Audit Committee of the Board of Directors

  Mark A. McCollum, Chair
  William M. Goodyear
  Christopher T. Seaver

The information contained in this Report of the Audit Committee shall not be deemed to be "soliciting material," to be "filed" with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Exterran, except to the extent that Exterran specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PROPOSAL 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to the compensation provided to our Named Executive Officers for 2014, as described this Proxy Statement.

        As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. You are encouraged to read the detailed information concerning our executive compensation program and policies contained in the Compensation Discussion and Analysis following this proposal description, as well as the compensation-related tabular and other disclosure following the Compensation Discussion and Analysis.

Board of Directors' Recommendation

        The Board has determined to hold a "say on pay" advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, the Board recommends that stockholders vote "FOR" the following resolution:

        "RESOLVED, that the stockholders of Exterran Holdings, Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2014, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

Vote Required

        Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

        Unless the Board modifies its determination of the frequency of future "say on pay" advisory votes, the next "say on pay" advisory vote will be held at our 2016 annual meeting of stockholders.

 COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        The following discussion addresses our 2014 compensation for our named executive officers (collectively, the "Named Executive Officers"), who are:

  •
  D. Bradley Childers, President and Chief Executive Officer;

  •
  William M. Austin, former Executive Vice President and Chief Financial Officer;

  •
  Jon C. Biro, Senior Vice President and Chief Financial Officer;

  •
  Robert E. Rice, Senior Vice President and President, North America Operations of Exterran Energy Solutions, L.P.;

  •
  Daniel K. Schlanger, Senior Vice President, Sales and Marketing; and

  •
  Donald C. Wayne, Senior Vice President, General Counsel and Secretary.

        Mr. Austin served as our Executive Vice President and Chief Financial Officer from January 1, 2014 through April 4, 2014, when he retired from our Company. Mr. Biro has served as our Senior Vice President and Chief Financial Officer since September 22, 2014.

        This Compensation Discussion and Analysis will discuss in greater detail our compensation objectives and policies, each element of compensation, how each element of compensation relates to our compensation objectives and policies, and how each element of compensation ultimately ties to our corporate strategy to strengthen company performance and generate stockholder value.

        2014 Financial and Business Highlights.    2014 was a year of continued improvement in operations and financial performance, including the following key accomplishments:

  •
  We generated a 7.1% improvement in our gross margin and a 3.9% increase in our EBITDA, as adjusted, over 2013 levels(1);

  •
  We initiated a dividend program in early 2014 and paid four quarterly dividends of $0.15 per share during the year;

  •
  We achieved organic growth of 261,000 operating compression horsepower in North America during the year;

  •
  The Partnership completed two major asset acquisitions, increasing operating compression horsepower by an additional 554,000 in North America during the year;

  •
  We secured several major long-term contracts for the provision of contract operations services in Latin America;

  •
  We increased fabrication bookings and backlog levels in 2014 over 2013 levels;

  •
  We continued to make significant strides in our efforts to further improve our safety metrics; and

  •
  We announced a plan in late 2014 to separate our international contract operations, international aftermarket services and global fabrication businesses into a standalone, publicly traded company.

(1)
Gross Margin and EBITDA, as adjusted, are non-GAAP financial measures that we define, reconcile to net income (loss) and discuss further in Part II, Item 6 of our Annual Report on Form 10-K for the year ended December 31, 2014.

        Elements of Compensation.    Our executive compensation program is designed (i) to align our executive officers' pay with individual and Company performance in order to achieve growth, profitability and return for our stockholders, and (ii) to attract and retain talented executives who are critical to our short- and long-term success. The key elements of our Named Executive Officers' compensation and the primary objectives of each are:

  •
  Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income;

  •
  Annual performance-based incentive compensation promotes short-term performance objectives and rewards executives for their contributions toward achieving those objectives;

  •
  Long-term incentive compensation aligns executives' interests with our stockholders' interests, emphasizes long-term financial and operational performance, and helps retain key executives;

  •
  Retirement savings, health and welfare benefits provide retirement income and protection against the financial hardship that can result from illness, disability or death; and

  •
  Severance benefit and change of control arrangements aid in attracting and retaining executive talent, particularly during any potential transition period due to a change of control.

        Each of these elements of compensation is further described below.

        2014 Executive Compensation Program Reflects Best Practices.    The Compensation Committee believes that our compensation program provides balanced incentives and does not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee periodically evaluates market best practices in executive compensation, and makes appropriate modifications to our program to ensure that it continues to meet these objectives. The Compensation Committee has incorporated a number of stockholder-friendly compensation governance practices into our executive compensation program, including:

  •
  Emphasis on variable, or "at-risk," compensation designed to link pay with performance;

  •
  Emphasis on long-term incentive compensation designed to align management's interests with our stockholders' interests;

  •
  Stock ownership policies for officers and directors;

  •
  Prohibition on hedging in Company securities;

  •
  Beginning in March 2014, double-trigger vesting of equity awards;

  •
  Double-trigger change of control severance agreements;

  •
  Engagement of an independent compensation consultant to advise the compensation committee;

  •
  Limited use of perquisites, with a prohibition on tax gross-ups for perquisites; and

  •
  Prohibition, since early 2009, on excise tax gross-ups in all new or materially amended change of control agreements and other executive compensation agreements.

Compensation Philosophy and Objectives

        The primary objectives of our executive compensation program are to:

  •
  Pay competitively — The Compensation Committee believes that, to attract, retain and motivate an effective management team with the level of expertise and experience needed to achieve consistent growth, profitability and return for our stockholders, our total compensation should be competitive with that of similarly-sized companies across a variety of industries and within the oilfield services sector, as further described below in "How Our Compensation Committee Determines Executive Compensation."

  •
  Pay for performance — Our emphasis on performance-based, variable compensation is an important component of our overall compensation philosophy. Cash bonuses and equity-based incentive awards based on annual performance combined with time-based equity awards that vest over several years balance short-term and long-term business objectives. Approximately 84% of our Chief Executive Officer's 2014 targeted total direct compensation (base salary plus targeted annual and long-term incentive award levels) and approximately 71% of our other Named Executive Officers' 2014 targeted total direct compensation (taken as a group, excluding Mr. Austin, who announced his retirement in February 2014 and therefore did not participate in the short-term incentive program or receive a long-term incentive award for 2014) was variable, with realized value dependent upon future performance.

  •
  Align management's interests with our stockholders' interests — Our emphasis on equity-based compensation and ownership encourages executives to act strategically to drive sustainable long-term performance and enhance long-term stockholder value.

How Our Compensation Committee Determines Executive Compensation

        The Compensation Committee is responsible for establishing and overseeing compensation programs that are consistent with our compensation philosophy. In carrying out this role, the Compensation Committee considers the following:

  •
  Current and past total compensation, including a review of base salary, short-term incentive pay and the value of long-term incentive awards received;

  •
  Data and analysis provided by the Compensation Committee's independent compensation consultant, as further detailed below;

  •
  Our Chief Executive Officer's recommendations (other than with respect to his own compensation);

  •
  Company performance and operating unit performance (where applicable), as well as each executive's impact on performance;

  •
  Each executive's relative scope of responsibility and potential;

  •
  Individual performance and demonstrated leadership;

  •
  Internal pay equity considerations; and

  •
  Any other factors that the Compensation Committee deems relevant.

        No specific formula is used to determine the weight of any factor; rather, compensation is established based on the Compensation Committee's assessment of all relevant information.

        The Compensation Committee also considers the outcome of the Company's advisory stockholder vote on our executive compensation program. At the 2014 annual stockholders' meeting, approximately 98% of our stockholders who voted on our "say-on-pay" proposal approved the compensation of our Named Executive Officers. The Compensation Committee believes that this strong stockholder vote indicates continued support for our executive compensation program and was a factor in the Compensation Committee's decision to make no significant changes to our executive compensation program design for 2014.

        Our Board of Directors previously determined to hold an advisory stockholder vote on the compensation of our named executive officers on an annual basis. Accordingly, our next advisory say-on-pay vote (following our 2015 annual stockholders' meeting) will occur at our 2016 annual stockholders' meeting.

        Compensation Consultant Analysis.    For 2014, the Compensation Committee engaged Pearl Meyer & Partners, LLC ("PM&P"), an independent third-party compensation consultant, to:

  •
  provide a competitive review of executive compensation, including base salary, annual incentives, long-term incentives and total direct compensation, compared with independent and objective market data; and

  •
  provide information on how trends, new rules, regulations and laws impact executive and director compensation practice and administration.

        For 2014, PM&P provided an analysis of data derived from (i) proxy statements filed by the members of our peer group, as further described below, and (ii) surveys of the compensation practices of companies in the oilfield services industry, the broader energy industry and across a variety of industries, in each case with annual revenues ranging from approximately $1.0 billion to $3.0 billion.(2) In performing its analysis, PM&P generally placed more weight on the proxy compensation data than on the information derived from the compensation surveys.

        In consultation with PM&P, the Compensation Committee selected our 2014 peer group as follows:

Basic Energy Services, Inc.	Flowserve Corporation	Patterson-UTI Energy, Inc.
Cameron International Corporation	Gardner Denver, Inc.	Regency Energy Partners, L.P.
Chicago Bridge & Iron Company N.V.	Key Energy Services, Inc.	RPC, Inc.
DCP Midstream Partners LP	McDermott International, Inc.	Superior Energy Services, Inc.
Dresser-Rand Group Inc.	Oceaneering International, Inc.	Willbros Group, Inc.
Oil States International, Inc.

        Because many of our direct competitors are not publicly traded or are not of a comparable size, our peer group includes a diversity of oilfield services and related companies with a range of revenues and with both domestic and international operations. The Compensation Committee believes this peer group includes companies with which we compete for technical and managerial talent and provides an appropriate reference point for assessing the competitiveness of our compensation program. The Compensation Committee annually reviews the composition of the peer group, based on input from its compensation consultant, and modifies it as circumstances, including industry consolidation and other competitive forces, warrant. In consultation with PM&P, the Compensation Committee determined not to make any changes to the peer group for 2014 compared to our peer group for 2013.

        For 2014, the Compensation Committee used PM&P's analysis to help structure a competitive executive compensation program, position executive compensation within a target range (by referencing

(2)
No information was provided as to any individual company's responses to the survey questions, and no individual component company that contributed to these surveys was evaluated by or considered by the Compensation Committee for purposes of determining executive compensation.

the market at the 50th percentile), and make individual compensation decisions based on comparable positions at those companies with which we compete for talent, with the following results:

Cash Compensation

•

calculated for each Named Executive Officer (excluding Mr. Austin) as the sum of his base salary for 2014 and his 2014 target short-term incentive compensation (annualized for Mr. Biro).

Total Direct Compensation

•

calculated for each Named Executive Officer as the sum of his Cash Compensation for 2014 and the grant date fair value of all equity-based awards granted to him during 2014.

2014 Compensation Positioning for Cash Compensation and Total Direct Compensation

•

averaged between the 25th and 50th percentile for all Named Executive Officers, including the Chief Executive Officer.

        While the Compensation Committee took into consideration the analysis provided, PM&P did not make any specific recommendation as to the Named Executive Officers' compensation levels or performance targets for 2014.

        Following review and consultation with PM&P, the Compensation Committee has determined that PM&P is independent and that no conflict of interest, either currently or during 2014, results from this engagement. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

        Chief Executive Officer Recommendations.    The most significant aspects of management's, including our Chief Executive Officer's, role in the compensation-setting process are:

  •
  recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are consistent with our business strategies;

  •
  compiling, preparing and distributing materials for Compensation Committee review and consideration;

  •
  recommending corporate performance goals on which performance-based compensation will be based; and

  •
  assisting in the evaluation of employee performance.

        Our Chief Executive Officer annually reviews the performance of each of the other executive officers and recommends salary adjustments, annual cash incentives and long-term incentive awards, which the Compensation Committee considers along with the other factors discussed above.

Base Salary

        The Compensation Committee has determined that, to attract external executive talent and support the development and retention of current executives, base pay should be competitive, as described above. In February 2014, the Compensation Committee reviewed the base salaries of our Named Executive Officers (other than Mr. Biro, who joined us in September 2014) based upon the considerations discussed above under "How Our Compensation Committee Determines Executive Compensation" and determined to make the adjustments shown below, effective as of March 2014. Our Named Executive Officers' 2014 base salaries (both before and after the March 2014 adjustments) were:

		2014 Base Salary ($)
Executive Officer	Title	Pre-adjustment	Post-adjustment
D. Bradley Childers(1)	President and Chief Executive Officer	650,000	800,000
William M. Austin(2)	Former Executive Vice President and Chief Financial Officer	300,000	300,000
Jon C. Biro(3)	Senior Vice President and Chief Financial Officer	420,000	420,000
Robert E. Rice	Senior Vice President	340,000	400,000
Daniel K. Schlanger	Senior Vice President, Sales and Marketing	365,000	420,000
Donald C. Wayne	Senior Vice President, General Counsel and Secretary	350,000	375,000

(1)
In February 2014, the Compensation Committee determined to increase Mr. Childers' base salary by approximately 23%, in recognition of his substantial contributions to continued Company performance improvements in 2013 and to align his base salary more closely with comparable positions at those companies with which we compete for talent.

(2)
Mr. Austin retired in April 2014, and did not receive a base salary adjustment for 2014.

(3)
Mr. Biro joined us on September 22, 2014, and the chart above reflects his base salary upon hire.

        Based on current 2015 market conditions, including an uncertain economic environment within our industry, the Compensation Committee determined not to make any increases to our executive officers' (including our Named Executive Officers') base salaries for 2015 during its annual review of executive officer compensation in the first quarter of 2015.

Annual Performance-Based Incentive Compensation

        During the first quarter of each year, the Compensation Committee adopts a program to provide the short-term cash incentive element of our Named Executive Officers' compensation for that year. In February 2014, the Compensation Committee adopted the short-term incentive program for 2014 (the "2014 Incentive Program"). Each Named Executive Officer's cash incentive target was a specified percentage of his base salary in 2014 (after taking into account the base salary adjustments discussed above under "Base Salary") and, based on current 2015 market conditions, the Compensation Committee determined not to increase our Named Executive Officers' cash incentive targets in 2015. In determining the cash incentive opportunity for each Named Executive Officer, the Compensation Committee considered the factors discussed above under "How Our Compensation Committee

Determines Executive Compensation." Under the 2014 Incentive Program, each Named Executive Officer's cash incentive target was:

Executive Officer	Title	2014 Cash Incentive Target (% of base salary)	2014 Cash Incentive Target ($)
D. Bradley Childers	President and Chief Executive Officer	110	880,000
William M. Austin	Former Executive Vice President and Chief Financial Officer	—	—	(1)
Jon C. Biro	Senior Vice President and Chief Financial Officer	70	294,000	(2)
Robert E. Rice	Senior Vice President	70	280,000
Daniel K. Schlanger	Senior Vice President, Sales and Marketing	70	294,000
Donald C. Wayne	Senior Vice President, General Counsel and Secretary	65	243,750

(1)
Mr. Austin announced his retirement in February 2014 and, therefore, was not a participant in the 2014 Incentive Program.

(2)
Reflects Mr. Biro's annualized 2014 cash incentive target.

        Each Named Executive Officer's potential cash payout under the 2014 Incentive Program ranged from 0% to 200% of his incentive target; however, the Compensation Committee had discretion to increase each Named Executive Officer's actual cash payout above 200% of his incentive target for extraordinary Company and individual performance during 2014.

        Under the 2014 Incentive Program, the Compensation Committee could determine actual payouts to the Named Executive Officers by considering (i) for all Named Executive Officers, Company performance, including an assessment of EBITDA, as adjusted, achieved by the Company for 2014, (ii) for Messrs. Rice, Schlanger and Wayne, the results achieved by the North America operating unit, the Operations Services operating unit and Corporate Services, respectively, (iii) each officer's individual contribution toward Company and/or operating unit performance, including his demonstrated leadership and implementation of our business strategy, (iv) Mr. Childers' recommendations (other than with respect to himself), and (v) any other factors or criteria that the Compensation Committee chose to consider, in its discretion. No specific weight was given to any of these factors.

        To assess 2014 Company performance, the Compensation Committee considered where EBITDA, as adjusted, for purposes of the 2014 Incentive Program, achieved for 2014 fell within the following target range:

	Below Threshold	Threshold	Target	Maximum	2014 Actual
EBITDA, as adjusted (in millions)(1)	<$548	$548	$685	$822	$671
Company performance percentage	0	50%	100%	150%	95%

(1)
EBITDA, as adjusted, is calculated as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, restructuring charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs and other charges. EBITDA, as adjusted for purposes of the 2014 Incentive Program, makes further adjustments, in the Compensation Committee's discretion, relating to certain items that are generally unusual or non-recurring in nature. EBITDA, as adjusted for purposes of the 2014 Incentive Program, also reflects the Compensation Committee's revised target and range, and our results, relating to the acquisitions of assets from MidCon Compression, L.L.C. in April and August 2014.

        To assess 2014 operating unit performance, the Compensation Committee considered the performance indicators shown below. For each of the Latin America, North America and Eastern Hemisphere operating units, the specified financial performance indicators were collectively weighted at 60% to 70%, and the specified customer service, people and safety performance indicators were collectively weighted at 30% to 40%. For each of the Operations Services and the Corporate Services operating units, the specified financial performance indicators were collectively weighted at 80%, and the specified people and safety performance indicators were collectively weighted at 20%. Based on this assessment, achievement percentages for our operating units were determined to range from 103% to 118%.

Operating Unit
Performance Indicator(1)	Latin America	North America	Eastern Hemisphere	Operations Services	Corporate Services
Financial	Operating cash flow	Operating cash flow	Operating cash flow	EBITDA	Blended financial performance of Latin America, North America, Eastern Hemisphere and Operations Services operating units
	Contract operations and fabrication bookings	Fabrication bookings	Fabrication bookings	Fabrication bookings gross margin
		Field optimization savings	Net change in horsepower utilization	Working capital
Net change in horsepower utilization
Customer Service	Service availability percentage	Service availability percentage	Service reliability percentage	Not applicable	Not applicable
People	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness
Safety	Preventable vehicle incident rate	Preventable vehicle incident rate	Total recordable incident rate	Total recordable incident rate	Total recordable incident rate
	Total recordable incident rate	Total recordable incident rate

(1)
We have not disclosed our target levels with respect to the achievement of these operating unit performance indicators because they are derived from internal analyses reflecting our business strategy and will not otherwise be publicly disclosed. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.

        Finally, the Compensation Committee considered each Named Executive Officer's individual contribution toward Company and/or operating unit performance including, as individually applicable, implementation of operational improvements, contribution toward Company performance goals and initiatives and demonstrated leadership ability. During its assessment of 2014 performance, the Compensation Committee also considered the Company's extraordinary performance during 2014, including, among other significant accomplishments:

  •
  organic growth of 261,000 operating compression horsepower in North America;

  •
  the completion and successful integration of two major asset acquisitions that increased operating compression horsepower by an additional 554,000 horsepower in North America;

  •
  execution of several major long-term contracts for the provision of contract operations services in Latin America;

  •
  initiation of a dividend program and payment of four quarterly dividends of $0.15 per share during the year;

  •
  the successful launch of the Company's C-Series line of configurable compressor packages;

  •
  the implementation of significant organizational design changes to simplify the Company's operating structure;

  •
  the achievement of our lowest injury rates and best overall safety record in our Company's history; and

  •
  the announcement of a plan in late 2014 to separate our international contract operations, international aftermarket services and global fabrication businesses into a standalone, publicly traded company to be spun-off to the Company's stockholders.

        Following its assessment of Company performance, operating unit performance, individual performance and the additional factors discussed above, the Compensation Committee approved the following cash payments under the 2014 Incentive Program. These amounts were paid in March 2015.

Executive Officer	Title	2014 Incentive Program Payout ($)
D. Bradley Childers	President and Chief Executive Officer	2,000,000
William M. Austin	Former Executive Vice President and Chief Financial Officer	—	(1)
Jon C. Biro	Senior Vice President and Chief Financial Officer	100,000	(2)
Robert E. Rice	Senior Vice President	825,000
Daniel K. Schlanger	Senior Vice President, Sales and Marketing	600,000
Donald C. Wayne	Senior Vice President, General Counsel and Secretary	500,000

(1)
Mr. Austin announced his retirement in February 2014 and therefore was not a participant in the 2014 Incentive Program.

(2)
Mr. Biro's cash payment under the 2014 Incentive Program reflects the period of time he was employed by us during 2014.

Long-Term Incentive Compensation

        Our Compensation Committee believes that awarding a meaningful portion of our Named Executive Officers' total compensation in the form of long-term incentive compensation aligns our executives' interests with our stockholders' interests, emphasizes long-term financial and operational performance and helps to retain key executives. Specifically, grants of:

  •
  Exterran Holdings Stock Options incentivize our key employees to work toward our long-term performance objectives and the goal to achieve future stockholder appreciation, because options have value only when the value of our common stock increases;

  •
  Exterran Holdings Restricted Stock and Restricted Stock Units incentivize our key employees to work toward long-term performance goals by aligning their interests with our stockholders' interests;

  •
  Exterran Holdings Performance Awards encourage long-range planning through performance factors designed to focus key employees on year-over-year performance improvements and initiatives and reward sustained stockholder value creation; and

  •
  Partnership Phantom Units with distribution equivalent rights ("DERs") emphasize our growth objectives with respect to the Partnership. DERs are the right to receive cash distributions on the units.

        Grants of stock options, restricted stock, restricted stock units and performance awards during calendar year 2014 were made under the Exterran Holdings, Inc. 2013 Stock Incentive Plan (the "2013 Stock Incentive Plan"), which was approved by our stockholders in April 2013. The 2013 Stock Incentive Plan is administered by our Compensation Committee. Awards of Partnership phantom units are made from the Exterran Partners, L.P. Long-Term Incentive Plan (the "Partnership Plan"), which is administered by the compensation committee of Exterran GP LLC, the Partnership's managing general partner.

        Equity-based long-term incentive awards ("LTI Awards") are granted and valued based on the market closing price of our common stock or the Partnership's common units on the date of approval by the applicable compensation committee. LTI Awards to officers and employees generally vest one-third per year over a three-year period, subject to continued service through the vesting date. In addition, LTI Awards may be subject to accelerated vesting as described below under "Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control."

        Performance awards are payable based on achievement of certain specified performance indicators. Payout amounts under the performance awards are determined following the conclusion of the performance period, which is generally one year, and may be settled in shares of our common stock or in cash, as determined by the Compensation Committee.

        The Compensation Committee typically establishes its schedule for making annual LTI Awards several months in advance, and does not make such awards based on knowledge of material nonpublic information or in response to our stock price. This practice results in awards being granted on a regular, predictable cycle, after earnings information has been disseminated to the marketplace. Equity-based awards are occasionally granted at other times during the year, such as upon the hiring of a new employee or following the promotion of an employee. In some instances, the Compensation Committee may be aware, at the time grants are made, of matters or potential developments that are not ripe for public disclosure at that time but that may result in public announcement of material information at a later date. Based on current 2015 market conditions, including an uncertain economic environment within our industry, the annual LTI Awards made by the Compensation Committee in March 2015 to our Named Executive Officers had aggregate grant date fair values that did not exceed the amounts awarded to our Named Executive Officers in 2014 (except for Mr. Biro, who joined us on September 22, 2014, and thus received a new hire grant representing less than a full-year LTI Award for 2014).

        2014 LTI Awards.    In determining the 2014 LTI Awards for each Named Executive Officer, the Compensation Committee considered the factors discussed above under "How Our Compensation Committee Determines Executive Compensation," and also reviewed share utilization with respect to the 2013 Stock Incentive Plan, potential overhang and burn rate under various award scenarios. As shown in the Grants of Plan-Based Awards Table for 2014 below, the 2014 LTI Awards for Messrs. Childers, Rice and Schlanger included a mix of stock options, restricted stock, performance units and Partnership phantom units (awarded by the Partnership's compensation committee), and for Mr. Wayne, all such award types excluding stock options. The 2014 LTI Award for Mr. Biro consisted of a new hire grant comprised entirely of restricted stock. Mr. Austin retired in April 2014, and did not receive a 2014 LTI Award.

        2014 Performance Units.    The performance units awarded to the Named Executive Officers (other than Messrs. Austin and Biro) in 2014 (the "2014 Performance Units") were payable based on the Company's EBITDA, as adjusted, achieved during the performance period from January 1, 2014 through December 31, 2014. The potential number of 2014 Performance Units that could be earned ranged from 0% to 150% of the target grant value. The 2014 Performance Unit target range for

EBITDA, as adjusted, and the results achieved by the Company for 2014 as approved by the Compensation Committee, were as follows:

	Below Threshold	Threshold	Target	Maximum	Company Performance/ Payout Percentage Achieved
EBITDA, as adjusted (in millions)(1)	<$548	$548	$685	$822	$671
Payout as a percentage of target value	0%	50%	100%	150%	95%

(1)
EBITDA, as adjusted, is calculated as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, restructuring charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs and other charges. EBITDA, as adjusted for purposes of the 2014 Performance Units, makes further adjustments, in the Compensation Committee's discretion, relating to certain items that are generally unusual or non-recurring in nature. EBITDA, as adjusted for purposes of the 2014 Performance Units, also reflects the Compensation Committee's revised target and range, and our results, relating to the acquisitions of assets from MidCon Compression, L.L.C. in April and August 2014.

        The earned 2014 Performance Units vest one-third per year over a three-year period, subject to continued service through each vesting date, and are payable in cash based on the market closing price of our common stock on the vesting date. The 2014 Performance Units are subject to accelerated vesting as described under "Severance Benefit Agreements and Change of Control Arrangements" below. See the Grants of Plan-Based Awards Table for 2014 below for more information about the 2014 Performance Units awarded to our Named Executive Officers. As noted above under "2014 LTI Awards," (a) Mr. Austin did not receive an LTI Award, including 2014 Performance Units, in 2014, and (b) Mr. Biro, whose date of hire was September 22, 2014, did not receive a grant of Performance Units in 2014.

Retirement Savings, Health and Welfare Benefits

        Our Named Executive Officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees in the country in which they are based. These benefits are designed to provide retirement income and protection against the financial hardship that can result from illness, disability or death.

        Retirement Savings Plan.    The Exterran 401(k) Plan allows certain employees who are U.S. citizens, including our Named Executive Officers, to defer a portion of their eligible salary, up to the Internal Revenue Code (the "Code") maximum deferral amount, on a pre-tax basis. Participants make contributions to an account maintained by an independent trustee and direct how those contributions are invested. We match 100% of a participant's contribution to a maximum of 1% of his or her annual eligible compensation, plus 50% of the participant's contribution from 2% to a maximum of 6% of his or her annual eligible compensation, for a total company match of up to 3.5% of annual eligible compensation. Participants vest in our matching contributions after two years of employment. We also maintain an International Savings Plan designed to provide comparable benefits to certain employees who are not U.S. citizens.

        Deferred Compensation Plan.    The Exterran Deferred Compensation Plan (the "Deferred Compensation Plan") allows certain key employees who are U.S. citizens, including our Named Executive Officers, to defer receipt of their compensation, including up to 100% of their salaries and bonuses, and be credited with Company contributions designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Exterran 401(k) Plan due to Code limits. Participants generally must make elections relating to compensation deferrals and plan distributions in the year preceding that in which the compensation is earned. Contributions to the Deferred Compensation Plan are self-directed investments in the various funds available under the plan. There are thus no interest calculations or earnings measures other than the performance of the investment funds selected by the participant. Participants direct how their contributions are invested and may change these elections at any time, provided that such changes in elections comply with Section 409A of the Code.

        Health and Welfare Benefit Plans.    We maintain a standard complement of health and welfare benefit plans for our employees, including our Named Executive Officers, which provide medical, dental and vision benefits, flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits are provided to our Named Executive Officers on the same terms and conditions as they are provided to our other employees.

        Perquisites.    As in prior years, we provided limited perquisites during 2014. Our Named Executive Officers were entitled to a taxable benefit of tax preparation and planning services. Certain employees who are asked to relocate receive an expatriate compensation package, which generally includes assistance with housing and education expenses and, where applicable, a hardship premium. Company policy prohibits tax gross-ups on perquisites, other than gross-ups provided pursuant to an expatriate tax equalization plan, policy or arrangement.

Severance Benefit Agreements and Change of Control Arrangements

        We have entered into severance benefit agreements and change of control agreements with each of our Named Executive Officers. Our Compensation Committee believes these types of agreements are a customary part of executive compensation and, therefore, necessary to attract and retain executive talent. Our change of control agreements are structured as "double trigger" agreements. In other words, the change of control alone does not trigger benefits; rather, benefits are paid only if the executive incurs a qualifying termination of employment within 18 months following a change of control. See "Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control," below, for a description of the terms of the change of control agreements and the severance benefit agreements, as well as estimates of the potential payouts under those agreements.

        Our Amended and Restated 2007 Stock Incentive Plan (the "2007 Stock Incentive Plan"), the 2013 Stock Incentive Plan and the Partnership Plan each permit the accelerated vesting of outstanding equity awards upon a change of control. The outstanding award agreements for awards granted to employees under our 2007 Stock Incentive Plan provide that, only the portion of the award scheduled to vest within the 12 months following a change of control will vest upon the change of control, with the remainder of the award continuing to vest as per the original vesting schedule, unless a change of control is followed by a qualifying termination of employment (in which case the award will vest in full upon such termination). The outstanding award agreements for awards granted to employees under the Partnership Plan prior to March 2014 provide for full accelerated vesting of the award upon a change of control. In March 2014, we determined to eliminate any single-trigger accelerated vesting with respect to future equity awards in order to incentivize our employees to remain in employment with us following a change of control. The award agreements for all awards granted to employees under the 2013 Stock Incentive Plan and the Partnership Plan during or after March 2014 do not provide for accelerated vesting upon a change of control unless the grantee incurs a qualifying termination of employment within eighteen months following the change of control (in which case the award will vest in full upon such termination). See "Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control," below, for more information about equity vesting under various circumstances.

        The Exterran 401(k) Plan provides for accelerated vesting of any unvested Company matching contributions following a change of control.

Other Policies and Considerations

        Stock Ownership Requirements.    The Compensation Committee believes that stock ownership requirements closely align our officers' interests with those of our stockholders by ensuring our officers have a meaningful ownership stake in our Company. Certain of our Named Executive Officers, including our Chief Executive Officer and our Chief Financial Officer, are required to hold an amount of our common stock with a market value of at least three times his annual base salary (for our Chief Executive Officer, five times his annual base salary). As of December 31, 2014, each Named Executive Officer who was subject to this policy was in compliance with it. In accordance with our stock ownership guidelines, Mr. Biro, who joined the Company on September 22, 2014, has five years from his date of hire to meet the Company's stock ownership requirement.

        Prohibition on Hedging.    Company policy prohibits all employees and directors from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as variable forward contracts, equity swaps, collars or exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities.

  Tax and Accounting Considerations:

        Section 162(m) of the Code.    Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to any one executive officer within a fiscal year. Compensation that is "performance-based" is excluded from this limitation. For compensation to be "performance-based," it must meet certain criteria, including performance goals approved by our stockholders and, in certain cases, objective targets based on performance goals approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Section 162(m) of the Code. The Compensation Committee, in coordination with management, periodically assesses the potential application of Section 162(m) of the Code on incentive compensation awards and other compensation decisions.

        Section 280G of the Code.    Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive's prior compensation. Our policy prohibiting tax gross-ups on income attributable to future change of control agreements and other executive benefit agreements is discussed further in "Potential Payments upon Termination or Change of Control," below.

        Section 409A of the Code.    Section 409A of the Code requires that "nonqualified deferred compensation" be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to Exterran's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

  Stephen M. Pazuk, Chair
  Gordon T. Hall
  J.W.G. Honeybourne
  John P. Ryan

INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table for 2014

        The following table shows the compensation paid during the years shown to our Named Executive Officers.

Name and Title	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
D. Bradley Childers,	2014	765,385		2,359,485		907,457	2,000,000	243,543	6,275,870
President and Chief	2013	615,385		2,274,164		797,082	880,000	41,200	4,607,831
Executive Officer	2012	500,000		354,994		—	805,000	38,620	1,698,614
William M. Austin,	2014	80,769	(5)	1,712,602	(6)	—	—	4,049,418	5,842,789
Former Executive Vice	2013	300,000		—		—	300,000	33,561	633,561
President and Chief	2012	300,000		—		—	405,000	12,500	717,500
Financial Officer
Jon C. Biro,	2014	113,077	(7)	499,974		—	100,000	5,151	718,202
Senior Vice President
and Chief Financial Officer
Robert E. Rice,	2014	386,155		464,765		178,748	825,000	57,962	1,912,630
Senior Vice President
Daniel K. Schlanger,	2014	407,308		511,980		279,995	600,000	64,447	1,863,730
Senior Vice President,	2013	362,692		567,353		279,852	450,000	27,234	1,687,131
Sales and Marketing	2012	348,078		593,611		280,227	455,000	28,862	1,705,778
Donald C. Wayne,	2014	369,231		544,498		—	500,000	56,390	1,470,119
Senior Vice President, General	2013	347,231		729,602	(8)	—	315,000	22,837	1,414,670
Counsel and Secretary

(1)
The amounts in this column for 2014 (other than with respect to Mr. Austin) represent the grant date fair value of (a) restricted shares of our common stock, (b) 2014 Performance Units, as finally determined by the Compensation Committee following the conclusion of the applicable performance period, and (c) Partnership phantom units, awarded and recognized by the Partnership. The grant date fair value of these awards was calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718, "Stock Compensation" ("ASC 718"). For a discussion of valuation assumptions, see Note 18 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
The amounts in this column for 2014 represent the grant date fair value of options to purchase our common stock, calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 18 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)
The amounts in this column for 2014 represent cash payments under the 2014 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2014, and were paid during the first quarter of 2015.

(4)
The amounts in this column for 2014 include the following:

Name	401(k) Plan Company Contribution ($)(a)	Deferred Compensation Plan Company Contribution ($)(b)	Tax Preparation and Planning Services ($)	DERs / Dividends ($)(c)	Other ($)		Total ($)
D. Bradley Childers	9,100	8,395	6,000	220,048	—		243,543
William M. Austin	9,100	—	—	32,635	4,007,683	(d)	4,049,418
Jon C. Biro	3,452	—	—	1,699	—		5,151
Robert E. Rice	9,100	3,386	1,680	43,796	—		57,962
Daniel K. Schlanger	9,100	4,931	5,000	45,416	—		64,447
Donald C. Wayne	9,100	3,190	3,500	40,600	—		56,390

(a)
The amounts shown represent the Company's matching contributions for 2014.

(b)
Our Named Executive Officers could contribute up to 100% of their base pay and bonus to the Deferred Compensation Plan, which we matched for 2014 up to a maximum of 3.5% of the executive's annual eligible compensation, less Company matching contributions to the executive's 401(k) account.

(c)
Represents cash payments pursuant to (i) dividends on unvested restricted shares of the Company's common stock awarded under the 2007 and 2013 Stock Incentive Plans, (ii) dividend equivalents accrued in 2014 which were paid in March 2015 on unvested 2014 Performance Units awarded under the 2013 Stock Incentive Plan as finally determined by the Compensation Committee following conclusion of the 2014 performance period, and (iii) DERs on unvested Partnership phantom units awarded under the Partnership Plan.

(d)
Represents the full value of the accelerated vesting of Mr. Austin's equity awards upon his April 4, 2014 retirement, less the incremental fair value of the accelerated vesting of his restricted shares of common stock and Partnership phantom units, which is disclosed in the "Stock Awards" column of the Summary Compensation Table. The fair market value of Company common stock on the date on which Mr. Austin's shares of restricted stock and stock options were granted (December 12, 2011), based on the market closing price of our common stock on such date, was $10.21 per share, while the fair market value of Company common stock on his retirement date (April 4, 2014), based on the market closing price of our common stock on such date, was $43.70 per share.
(5)
Reflects the portion of Mr. Austin's base salary earned by him from January 1, 2014 through April 4, 2014, the date of his retirement.

(6)
Represents the incremental fair value of the accelerated vesting of Mr. Austin's restricted shares of common stock and Partnership phantom units upon his April 4, 2014 retirement, calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 18 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(7)
Reflects the portion of Mr. Biro's base salary earned by him from September 22, 2014, the date on which his employment with us commenced, through December 31, 2014.

(8)
Includes a one-time grant of restricted stock, valued at $200,000, in recognition of Mr. Wayne's efforts in the 2012 sales of our previously-nationalized Venezuelan assets.

Grants of Plan-Based Awards for 2014

        The following table shows the short- and long-term incentive plan awards granted to the Named Executive Officers in 2014.

								All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)							Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
D. Bradley Childers		0	880,000	1,760,000
	3/04/2014				0	16,027	24,041						659,992
	3/04/2014							22,037	(4)				907,484
	3/04/2014									62,713	(5)	41.18	907,457
	3/04/2014							27,049	(6)				824,995
William M. Austin		—	—	—	—	—	—	—		—		—	—
Jon C. Biro	9/22/2014	0	80,548	161,096				11,327	(4)				499,974
Robert E. Rice		0	280,000	560,000
	3/04/2014				0	3,157	4,736						130,005
	3/04/2014							4,341	(4)				178,762
	3/04/2014									12,353	(5)	41.18	178,748
	3/04/2014							5,328	(6)				162,504
Daniel K. Schlanger		0	294,000	588,000
	3/04/2014				0	3,885	5,828						159,984
	3/04/2014							6,799	(4)				279,983
	3/04/2014									19,350	(5)	41.18	279,995
	3/04/2014							2,623	(6)				80,002
Donald C. Wayne		0	243,750	487,500
	3/04/2014				0	2,671	4,007						109,992
	3/04/2014							9,349	(4)				384,992
	3/04/2014							1,803	(6)				54,992

(1)
The amounts in these columns show the range of potential payouts under the 2014 Incentive Program. The actual payouts under the plan were determined in February 2015 and paid in March 2015, as shown in the Summary Compensation Table for 2014, above. As discussed above under "Annual Performance-Based Incentive Compensation," Mr. Austin was not a participant in and did not receive a payout under the 2014 Incentive Program.

(2)
The amounts in these columns show the range of potential payouts of 2014 Performance Units awarded as part of the 2014 LTI Award. "Target" is the number of 2014 Performance Units awarded. "Threshold" is the lowest possible payout (0% of the grant), and "Maximum" is the highest possible payout (150% of the grant). See "Long-Term Incentive Compensation—2014 Performance Units" for a description of the 2014 Performance Units.

(3)
The grant date fair value of performance units, restricted stock, stock option awards and Partnership phantom units is calculated in accordance with ASC 718. 2014 performance units are shown at target value.

(4)
Shares of restricted stock awarded under the 2013 Stock Incentive Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

(5)
Stock options awarded under the 2013 Stock Incentive Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

(6)
Partnership phantom units awarded under the Partnership Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

Outstanding Equity Awards at Fiscal Year-End for 2014

        The following table shows our Named Executive Officers' equity awards and equity-based awards outstanding at December 31, 2014.

						Stock Awards
										Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
	Option Awards							Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
D. Bradley Childers	30,720	—		67.30	03/04/2015
	17,000	—		38.15	03/09/2015
	20,000	—		43.39	03/03/2016
	52,184	—		16.14	03/04/2016
	29,696	—		22.75	02/28/2017
	10,871	—		75.27	06/12/2017
	31,150	—		22.82	03/04/2018
	220,588	—		10.21	12/12/2018
	28,600	57,200	(1)	25.04	03/04/2020	43,269	(2)	1,409,704	(3)	8,240	(4)	268,459	(3)
	—	62,713	(5)	41.18	03/04/2021	47,391	(6)	1,024,593	(7)	20,012	(8)	651,991	(3)
										15,226	(9)	496,063	(3)
William M. Austin	71,376	—		10.21	04/04/2016	—		—		—		—
Jon C. Biro						11,327	(2)	369,034	(3)
Robert E. Rice	2,395	—		67.30	03/04/2015
	4,021	—		22.82	03/04/2018
	10,879	10,170	(10)	14.36	03/04/2019
	5,424	10,848	(1)	25.04	03/04/2020	12,429	(2)	404,937	(3)	3,389	(4)	110,414	(3)
	—	12,353	(5)	41.18	03/04/2021	9,889	(6)	213,800	(7)	3,795	(8)	123,641	(3)
										2,999	(9)	97,707	(3)
Daniel K. Schlanger	21,690	—		67.30	03/04/2015
	17,114	—		22.75	02/28/2017
	7,247	—		75.27	06/12/2017
	31,150	—		22.82	03/04/2018
	29,045	16,275	(10)	14.36	03/04/2019	20,752	(2)	676,100	(3)	5,422	(4)	176,649	(3)
	10,042	20,082	(1)	25.04	03/04/2020	5,992	(6)	129,547	(7)	5,520	(8)	179,842	(3)
	—	19,350	(5)	41.18	03/04/2021					3,691	(9)	120,253	(3)
Donald C. Wayne	18,070	—		67.30	03/04/2015	32,116	(2)	1,046,339	(3)	3,389	(4)	110,414	(3)
	4,831	—		75.27	06/12/2017	3,908	(6)	84,491	(7)	3,450	(8)	112,401	(3)
										2,538	(9)	82,688	(3)

(1)
Stock options awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2014, subject to continued service through each vesting date, with a term of seven years following the grant date.

(2)
Shares of restricted stock awarded under the 2007 or 2013 Stock Incentive Plans that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

Name	Unvested Shares	Initial Vesting Date	Name	Unvested Shares	Initial Vesting Date
D. Bradley Childers	21,232	03/04/2014	Robert E. Rice	4,062	03/04/2013
	22,037	03/04/2015		4,026	03/04/2014
				4,341	03/04/2015
Jon C. Biro	11,327	9/22/2015	Donald C. Wayne	8,124	03/04/2013
				14,643	03/04/2014
				9,349	03/04/2015
Daniel K. Schlanger	6,499	03/04/2013
	7,454	03/04/2014
	6,799	03/04/2015
(3)
Based on the market closing price of our common stock on December 31, 2014 ($32.58).

(4)
Performance units awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2013, subject to continued service through each vesting date. Amounts shown are the actual number of units awarded, as finally determined by the Compensation Committee following the conclusion of the applicable performance period.

(5)
Stock options awarded under the 2013 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2015, subject to continued service through each vesting date, with a term of seven years following the grant date.

(6)
Phantom units awarded under the Partnership Plan that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

Name	Unvested Units	Initial Vesting Date	Name	Unvested Units	Initial Vesting Date
D. Bradley Childers	20,342	03/04/2014	Robert E. Rice	703	03/04/2013
	27,049	03/04/2015		3,858	03/04/2014
				5,328	03/04/2015
Daniel K. Schlanger	1,125	03/04/2013	Donald C. Wayne	703	03/04/2013
	2,244	03/04/2014		1,402	03/04/2014
	2,623	03/04/2015		1,803	03/04/2015
(7)
Based on the market closing price of the Partnership's common units on December 31, 2014 ($21.62).

(8)
Performance units awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2014, subject to continued service through each vesting date. Amounts shown are the actual number of units awarded, as finally determined by the Compensation Committee following the conclusion of the applicable performance period.

(9)
Performance units awarded under the 2013 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2015, subject to continued service through each vesting date. Amounts shown are the actual number of units awarded, as finally determined by the Compensation Committee following the conclusion of the applicable performance period.

(10)
Stock options awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2013, subject to continued service through each vesting date, with a term of seven years following the grant date.

Option Exercises and Stock Vested for 2014

        The following table shows the value realized by the Named Executive Officers upon stock option exercises and stock award vesting during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares and Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
D. Bradley Childers	20,000	213,863	75,996	2,674,274
William M. Austin(3)	257,300	7,571,925	48,439	2,051,121
Jon C. Biro	—	—	—	—
Robert E. Rice	10,174	252,523	15,459	608,492
Daniel K. Schlanger	25,893	568,081	25,112	1,002,927
Donald C. Wayne	39,149	863,916	27,694	1,120,435

(1)
Includes our restricted stock and Partnership phantom units that vested during 2014.

(2)
The value realized for vested awards was determined by multiplying the fair market value of the restricted stock (market closing price of our common stock on the vesting date) or Partnership phantom units (market closing price of the Partnership's common units on the vesting date) by the number of shares or units that vested. Shares and units vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares and units that vested for each Named Executive Officer in 2014.

(3)
Consistent with past practice, the Compensation Committee approved the accelerated vesting of Mr. Austin's restricted stock and nonqualified stock option awards upon his April 4, 2014 retirement.

Nonqualified Deferred Compensation for 2014

        The following table shows the Named Executive Officers' compensation under our nonqualified deferred compensation plan for 2014.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
D. Bradley Childers	—	8,395	10,672	—	240,772
William M. Austin	—	—	10	3,878	—
Jon C. Biro	5,815	565	118	—	5,933
Robert E. Rice	—	3,386	164	—	9,816
Daniel K. Schlanger	—	4,931	5,185	—	90,713
Donald C. Wayne	—	3,190	3,480	—	59,630

(1)
The amounts in this column represent Company contributions to each Named Executive Officer's Deferred Compensation Plan account earned in 2014 but paid in the first quarter of 2015. These amounts are included in "All Other Compensation" in the Summary Compensation Table for 2014, above, but are not included in "Aggregate Balance at Last Fiscal Year End."

Potential Payments upon Termination or Change of Control

        Severance Benefit Agreements.    We have entered into severance benefit agreements with each of our Named Executive Officers. Each such agreement (other than Mr. Austin's agreement, which is described below) provides that if the executive's employment is terminated by us without cause or by him with good reason at any time through the term of the agreement (one year, to be automatically renewed for successive one-year periods until 365 days' prior notice is given by either party), he will receive a lump sum payment in cash on the 35th day after the termination date equal to the sum of:

  •
  his annual base salary then in effect;

  •
  his target annual incentive bonus opportunity for the termination year; and

  •
  a pro-rated portion of his target annual incentive bonus opportunity for the termination year based on the length of time during which he was employed during such year.

        In addition, the executive will be entitled to:

  •
  the accelerated vesting as of the termination date of his outstanding unvested Exterran Holdings equity, equity-based or cash awards and Partnership phantom units (subject to the consent of the compensation committee of Exterran GP LLC's board of directors) that were scheduled to vest within 12 months following the termination date; and

  •
  continued coverage under our medical benefit plans for him and his eligible dependents for up to one year following the termination date.

        Mr. Austin's agreement (which terminated upon his retirement in April 2014) provided that if his employment was terminated by us without cause or by him with good reason at any time on or before December 12, 2014, he would be entitled to:

  •
  the accelerated vesting as of the termination date of his outstanding unvested Exterran Holdings equity awards and Partnership phantom units (subject to the consent of the compensation committee of Exterran GP LLC's board of directors) that were scheduled to vest within 12 months following the termination date; and

  •
  continued coverage under our medical benefit plans for him and his eligible dependents for up to one year following the termination date.

        Each executive's entitlement to the payments and benefits under his severance benefit agreement is subject to his execution of a waiver and release for our benefit.

        Change of Control Agreements.    We have entered into change of control agreements with our Named Executive Officers. Each such agreement provides that if the executive's employment is terminated by us other than for cause, death or disability, or by the executive for good reason (in each case, a "Qualifying Termination"), within 18 months following a change of control (as defined in the change of control agreements), he will receive a cash payment within 60 days after the termination date equal to:

  •
  his earned but unpaid base salary through the termination date, plus the target annual incentive bonus that would be payable to him for that year prorated to the termination date, plus any earned but unpaid annual bonus for the prior year, plus any portion of his earned but unused vacation pay for that year;

  •
  two times (three times in the case of Mr. Childers) his current annual base salary plus two times (three times in the case of Mr. Childers) his target annual incentive bonus opportunity for that year; and

  •
  two times the total of the Company contributions that would have been credited to him under the Exterran 401(k) Plan and any other deferred compensation plan had he made the required amount of elective deferrals or contributions during the 12 months immediately preceding the termination month.

        In addition, the executive will be entitled to:

  •
  any amount previously deferred, or earned but not paid, by him under the incentive and nonqualified deferred compensation plans or programs as of the termination date;

  •
  continued coverage under our medical benefit plans for him and his eligible dependents for up to two years following the termination date;

  •
  the accelerated vesting of all his unvested stock options, restricted stock, restricted stock units or other stock-based awards, and all common units, unit appreciation rights, unit awards or other unit-based awards and all cash-based incentive awards; and

  •
  for each of Messrs. Schlanger and Wayne (whose change of control agreements predate our 2009 policy to no longer include tax gross-ups in such agreements, as described below), an additional gross-up payment if a payment or distribution we make to him or for his benefit is subject to a federal excise tax.

        In exchange for any payment under his change of control agreement, each executive would agree not to, for two years following his termination, (1) disclose our confidential information, (2) employ or seek to employ any of our key employees or encourage any key employee to terminate employment with us or (3) engage in a competitive business.

        In early 2009, the Compensation Committee established a policy prohibiting tax gross-ups on income attributable to future change of control agreements and other executive benefit agreements, and no such agreement entered into since has included this provision. Currently, Messrs. Schlanger and Wayne are our only Named Executive Officers with a change of control agreement that provides for a tax gross-up, because such change of control agreements predate this policy change and have not been materially amended since the policy was adopted.

        Vesting of Equity-Based Incentives upon a Change of Control.    The outstanding award agreements for all stock options, restricted stock, restricted stock units, and performance units granted to employees prior to March 2014 provide that, in the case of a change of control that is not followed by a Qualifying Termination, only the portion of the award scheduled to vest within the next 12 months will vest upon the change of control, with the remainder of the award vesting as per the original vesting schedule. The awards granted under the Partnership Plan prior to March 2014 provide that, upon a change of control (as defined in the Partnership Plan), all phantom units (including the related DERs) and unit options automatically vest and become payable or exercisable (as applicable). Vesting is automatic, regardless of whether employment is terminated.

        As discussed above, in March 2014, we determined to eliminate any single-trigger change of control accelerated vesting with respect to future equity awards in order to incentivize our employees to remain in employment with us following a change of control. The award agreements for all awards granted during or after March 2014 provide that no portion of the award shall be subject to accelerated vesting upon a change of control. Instead, awards will be subject to accelerated vesting only if a Qualifying Termination occurs within eighteen months following a change of control.

        Payments to Mr. Austin Upon Retirement.    In recognition of Mr. Austin's service to us, the Compensation Committee approved the vesting in full, as of his April 4, 2014 retirement date, of all of Mr. Austin's outstanding and unvested stock options and restricted stock that, absent such retirement, would otherwise have vested on December 12, 2014.

        Potential Payments.    The following tables show the potential payments to the Named Executive Officers upon a theoretical termination of employment or change of control occurring on December 31, 2014. The amounts shown assume a common stock value of $32.58 per share and a Partnership common unit value of $21.62 per unit (the December 31, 2014 market closing prices, respectively). The actual amount paid out to an executive upon an actual termination or change of control can only be determined at the time of such event. Mr. Austin retired in April 2014, and is not included in the tables below; however, the payments and benefits he received in connection with his retirement are described above under "Payments to Mr. Austin Upon Retirement".

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
D. Bradley Childers
Cash Severance	—	2,560,000	(3)	—	5,920,000	(4)
Stock Options(5)	431,288	215,644		215,644	431,288
Restricted Stock(6)	1,409,704	585,202		345,869	1,409,704
Phantom Units(7)	1,024,593	414,845		439,794	1,024,593
Performance Awards(8)	1,425,649	768,966		594,455	1,425,649
Other Benefits(9)	—	14,956		—	157,575
Total Pre-Tax Benefit	4,291,234	4,559,613		1,595,762	10,368,809

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
Jon C. Biro
Cash Severance	—	1,008,000	(3)	—	1,722,000	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	369,034	123,022		—	369,034
Phantom Units(7)	—	—		—	—
Performance Awards(8)	—	—		—	—
Other Benefits(9)	—	14,956		—	55,015
Total Pre-Tax Benefit	369,034	1,145,978		—	2,146,049

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
Robert E. Rice
Cash Severance	—	960,000	(3)	—	1,640,000	(4)
Stock Options(5)	267,091	226,194		226,194	267,091
Restricted Stock(6)	404,937	245,067		197,924	404,937
Phantom Units(7)	213,800	95,301		98,609	213,800
Performance Awards(8)	333,562	206,597		172,218	333,562
Other Benefits(9)	—	6,558		—	76,881
Total Pre-Tax Benefit	1,219,390	1,739,717		694,945	2,936,271

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
Daniel K. Schlanger
Cash Severance	—	1,008,000	(3)	—	1,722,000	(4)
Stock Options(5)	447,949	372,240		372,240	447,949
Restricted Stock(6)	676,100	407,022		333,163	676,100
Phantom Units(7)	129,547	67,498		72,838	129,547
Performance Awards(8)	478,958	308,890		266,570	478,958
Other Benefits(9)	—	11,094		—	121,235
Tax Gross-ups	—	—		—	—
Total Pre-Tax Benefit	1,732,554	2,174,744		1,044,811	3,575,789

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
Donald C. Wayne
Cash Severance	—	862,500	(3)	—	1,481,250	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	1,046,339	604,783		503,231	1,046,339
Phantom Units(7)	84,491	43,348		45,510	84,491
Performance Awards(8)	307,025	195,700		166,614	307,025
Other Benefits(9)	—	14,956		—	115,427
Tax Gross-ups	—	—		—	—
Total Pre-Tax Benefit	1,437,855	1,721,287		715,355	3,034,532

(1)
"Disability" is defined in the Partnership's form of award agreement for phantom units and in the 2007 Stock Incentive Plan and the 2013 Stock Incentive Plan for all other equity awards.

(2)
"Cause" and "Good Reason" are defined in the severance benefit agreements.

(3)
If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2014, under his severance benefit agreement his cash severance would consist of (i) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2014), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2014).

(4)
If the executive had been subject to a Change of Control followed by a Qualifying Termination on December 31, 2014, under his change of control agreement his cash severance would consist of (i) two times (three times for Mr. Childers) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2014), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2014).

(5)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested, in-the-money options to purchase our common stock, based on the December 31, 2014 market closing price of our common stock.

(6)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested restricted stock, based on the December 31, 2014 market closing price of our common stock.

(7)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested Partnership phantom units, based on the December 31, 2014 market closing price of the Partnership's common units.

(8)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested performance awards, based on the December 31, 2014 market closing price of our common stock.

(9)
The amounts in this row represent each Named Executive Officer's right to the payment, as applicable, of (i) medical benefit premiums for a one-year period in the event of a termination without Cause or voluntary resignation for Good Reason, or (ii) medical benefit premiums and Company contributions under the 401(k) Plan and deferred compensation plan for a two-year period in the event of a change of control followed by a Qualifying Termination. For each of Messrs. Schlanger and Wayne, this amount includes a gross-up with respect to Company contributions under the 401(k) Plan and deferred contribution plan to account for any federal or state taxes due on such amounts, as provided under his change of control agreement, which predates implementation of our 2009 policy prohibiting tax gross-ups on income attributable to future change of control agreements and other executive benefit agreements. See the discussion under "Change of Control Agreements," above, for more information on this policy.

INFORMATION REGARDING DIRECTOR COMPENSATION

        Our Compensation Committee is responsible for recommending non-employee director compensation to the full Board of Directors for approval. Non-employee members of the Board are compensated in cash and equity. Mr. Sotir is an officer, but not an employee, of the Company. Mr. Childers, who is both a director and our employee, does not receive additional compensation for his service on the Board.

Cash Compensation

        As reflected in the table below, during 2014, each non-employee director received an annual cash retainer (the "Base Retainer"), as well as a payment for each meeting attended. The Executive Chairman of the Board, the Vice Chairman and the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received an additional retainer for their services. All retainers are paid in equal quarterly installments. Directors are also reimbursed for reasonable expenses incurred to attend Board and committee meetings.

Description of Remuneration	Executive Chairman of the Board	Non-Executive Vice Chairman of the Board	Audit Committee Chairman	Compensation Committee Chairman	Nominating and Corporate Governance Committee Chairman	All Other Directors
Annual Base Retainer	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000
Other Annual Retainers	$200,000	$50,000	$15,000	$15,000	$10,000	—
Meeting Attendance Fee (per meeting attended)	$1,500	$1,500	$1,500	$1,500	$1,500	$1,500

Equity-Based Compensation and Stock Ownership Requirements

        On March 4, 2014, the Compensation Committee approved an annual grant of 3,036 shares of fully-vested common stock to each non-employee director valued at approximately $125,000 (based on the market closing price of our common stock on March 4, 2014).

        Our stock ownership policy requires each director to own an amount of our common stock equal to at least five times the Base Retainer amount (which currently equals $250,000 of our common stock) within three years of his election to the Board. Both directly-owned shares and unvested restricted stock count toward satisfaction of this policy. As of December 31, 2014, each member of the Board was in compliance with this policy. Messrs. Goodyear and Ryan, who were newly elected to the Board in April 2013, have until April 2016 to meet this ownership requirement.

Director Stock and Deferral Plan

        Under our Director Stock and Deferral Plan, directors may elect to receive all or a portion of their cash compensation for Board service in the form of our common stock and may defer their receipt of common stock. During 2014, Mr. Ryan elected to receive 100% of his retainer and meeting fees in the form of our common stock.

Total Compensation

        The following table shows the total compensation paid to each director during 2014.

Name	Fees Earned in Cash ($)		Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
William M. Goodyear	69,500		125,022	—	2,009	196,531
Gordon T. Hall	141,500	(5)	125,022	—	4,234	270,756
J.W.G. Honeybourne	80,000		125,022	—	3,744	208,766
Mark A. McCollum	84,500		125,022	—	3,744	213,266
Stephen M. Pazuk	89,000		125,022	—	3,744	217,766
John P. Ryan	81,500	(6)	125,022	—	2,441	208,963
Christopher T. Seaver	75,500		125,022	—	5,214	205,736
Mark R. Sotir	263,500	(7)	125,022	—	3,744	392,266

(1)
Represents the grant date fair value of our common stock, calculated in accordance with ASC 718.

(2)
The aggregate number of outstanding restricted stock awards for each director as of December 31, 2014 was as follows: Mr. Goodyear—2,590; Mr. Hall—5,481; Mr. Honeybourne—5,481; Mr. McCollum—5,481; Mr. Pazuk—5,481; Mr. Ryan—2,590; Mr. Seaver—5,481; Mr. Sotir—5,481.

(3)
The aggregate number of outstanding option awards for each director as of December 31, 2014 was as follows: Mr. Hall—1,950; Mr. Honeybourne—13,000; Mr. Pazuk—1,950.

(4)
Represents the payment of dividends on unvested restricted stock.

(5)
Includes the $50,000 cash compensation Mr. Hall received for his service as Vice Chairman of the Board.

(6)
Director retainer and meeting attendance fees totaling $81,417 were paid to Mr. Ryan in the form of our common stock rather than cash, pursuant to his election under our Director Stock and Deferral Plan.

(7)
Includes the $200,000 cash compensation Mr. Sotir received for his service as Executive Chairman of the Board, which is a non-employee officer position.

 ADDITIONAL INFORMATION

2016 Annual Meeting of Stockholders

        Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2016 annual meeting of stockholders must be received by our Secretary no later than November 17, 2015.

        Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2016 annual meeting of stockholders on or after November 17, 2015 and no later than December 17, 2015 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

  •
  a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

  •
  with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC's Regulation S-K if the proposing person were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant.

        A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

  •
  include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

  •
  state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

  •
  be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

  •
  update and supplement the required information 10 business days prior to the date of the meeting.

        These requirements in our bylaws are in addition to the SEC's requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary.

        Stockholder proposals and nominations of directors must be delivered to our principal executive office at 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Annual Reports

        Our 2014 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to our stockholders with this Proxy Statement. We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2014. Please direct any such requests to the attention of Investor Relations, Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, by email to investor.relations@exterran.com or by telephone at (281) 836-7000. This document is also available at the SEC's website, which can be found at http://www.sec.gov.

EXTERRAN HOLDINGS, INC.
Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held April 28, 2015

        I hereby appoint Gordon T. Hall, D. Bradley Childers and Donald C. Wayne, and each of them, with full power of substitution, as proxies to vote all the shares of common stock of Exterran Holdings, Inc. that I am entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m., Central time, on April 28, 2015, and at any adjournments or postponements thereof, upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.

If you execute and return this proxy card, the proxies will vote your shares in the manner specified in this proxy card. If you execute and return this proxy card but do not specify the manner in which the proxies should vote your shares, the proxies will vote your shares FOR all the nominees for director and FOR the proposals described herein.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF
EXTERRAN HOLDINGS, INC.
April 28, 2015

PROXY VOTING INSTRUCTIONS
[FOR NON-REGISTERED STOCKHOLDERS ONLY]
GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/25861/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPLY IN THE ENCLOSED EVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOW HERE.    X

1.
Election of Directors: Election of the following persons to serve as directors of Exterran Holdings, Inc. until the 2016 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified

[FOR ALL NOMINEES]

[WITHHOLD AUTHORITY FOR ALL NOMINEES]

[FOR ALL EXCEPT (See instructions below)]

o	Ann-Marie N. Ainsworth	o	Mark A. McCollum
o	D. Bradley Childers	o	John P. Ryan
o	William M. Goodyear	o	Christopher T. Seaver
o	Gordon T. Hall	o	Mark R. Sotir
o	Frances Powell Hawes	o	Richard R. Stewart
o	J.W.G. Honeybourne	o	Ieda Gomes Yell
o	James H. Lytal

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here: •

2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.'s independent registered public accounting firm for fiscal year 2015	[FOR]	[AGAINST]	[ABSTAIN]
3.	Advisory, non-binding vote to approve the compensation provided to our Named Executive Officers for 2014	[FOR]	[AGAINST]	[ABSTAIN]

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.	[ ]

Mark here if you plan to attend the meeting.	[ ]

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:    Please sign exactly as your names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
EXTERRAN HOLDINGS, INC.
April 28, 2015

PROXY VOTING INSTRUCTIONS
[FOR REGISTERED STOCKHOLDERS ONLY]

        INTERNET—Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

        TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

         Vote online/phone until 11:59 PM EST the day before the meeting.

        MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

        IN PERSON—You may vote your shares in person by attending the Annual Meeting.

        GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/25861/

Please detach along perforated line and mail in the envelope provided.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 and 3. PLEASE SIGN, DATE AND REUTRN PROMPLY IN THE ENCLOSED EVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOW HERE.    X

1.
Election of Directors: Election of the following persons to serve as directors of Exterran Holdings, Inc. until the 2016 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified

[FOR ALL NOMINEES]

[WITHHOLD AUTHORITY FOR ALL NOMINEES]

[FOR ALL EXCEPT (See instructions below)]

o	Ann-Marie N. Ainsworth	o	Mark A. McCollum
o	D. Bradley Childers	o	John P. Ryan
o	William M. Goodyear	o	Christopher T. Seaver
o	Gordon T. Hall	o	Mark R. Sotir
o	Frances Powell Hawes	o	Richard R. Stewart
o	J.W.G. Honeybourne	o	Ieda Gomes Yell
o	James H. Lytal

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here: •

2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.'s independent registered public accounting firm for fiscal year 2015	[FOR]	[AGAINST]	[ABSTAIN]
3.	Advisory, non-binding vote to approve the compensation provided to our Named Executive Officers for 2014	[FOR]	[AGAINST]	[ABSTAIN]

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.	[ ]

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future stockholder communications over the Internet exclusively and no longer receive material by mail, please visit http://www.amstock.com to log in to your account using your Unique ID. If you are not registered, click on Register Here, enter your account number, social security number and company name and follow the prompts to set up your Unique ID. Once logged into your account, select Receive Company Mailings via E-Mail and provide your e-mail address.

Mark here if you plan to attend the meeting.	[ ]

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:    Please sign exactly as your names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.